UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Harman International Industries, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Harman International Industries, Incorporated

400 Atlantic Street, Suite 1500

Stamford, CT 06901

October 27, 2009

Dear Harman International Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Harman International Industries, Incorporated, a Delaware corporation. The meeting will be held on Tuesday, December 8, 2009, beginning at 11:00 a.m. at our corporate headquarters located at 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901. Information about the meeting, the nominees for election as directors and other actions to be taken is presented in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

At the meeting, management will report on our company’s operations during fiscal 2009 and comment on our outlook for the current fiscal year. The report will be followed by a question and answer period.

It is important that your shares be represented at the meeting. To ensure representation of your shares, please sign, date and promptly return the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card.

We look forward to seeing you on December 8th.

Sincerely,

Dinesh C. Paliwal

Chairman, Chief Executive Officer and President

Harman International Industries, Incorporated

400 Atlantic Street, Suite 1500

Stamford, CT 06901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on December 8, 2009

Important Notice regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on December 8, 2009

The Proxy Statement and Annual Report to Stockholders

are available at https://materials.proxyvote.com/413086

The 2009 Annual Meeting of Stockholders of Harman International Industries, Incorporated will be held at our corporate headquarters located at 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, on December 8, 2009, beginning at 11:00 a.m. The annual meeting will be held for the following purposes:

(1)	To elect three directors to serve until the 2012 Annual Meeting of Stockholders; and

(2)	To conduct any other business properly brought before the annual meeting or any adjournments or postponements of the annual meeting.

Information concerning the matters to be acted upon at the annual meeting is set forth in the accompanying Proxy Statement. Stockholders of record as of the close of business on October 12, 2009 are entitled to notice of, and to vote at, the annual meeting.

If you plan to attend the annual meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card. Also enclosed is our Annual Report for fiscal 2009.

By Order of the Board of Directors,

Todd A. Suko

Vice President, General Counsel and Secretary

Stamford, CT

October 27, 2009

IMPORTANT

Whether or not you plan to attend the annual meeting in person, please vote by signing, dating and promptly returning the proxy card in the enclosed postage prepaid envelope or by using the telephone or Internet voting procedures described on the proxy card. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

400 Atlantic Street

Suite 1500

Stamford, CT 06901

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harman International Industries, Incorporated (sometimes referred to as “we,” “us,” “our,” or “our company”) for use at our 2009 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Meeting”). This Proxy Statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about October 29, 2009.

Holders of record of our common stock, $0.01 par value per share (“Common Stock”), as of the close of business on October 12, 2009 are entitled to vote at the Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held. On October 12, 2009, there were 69,360,878 shares of Common Stock outstanding and entitled to vote.

You cannot vote your shares of Common Stock unless you are present at the Meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

•	in writing: sign, date and return the proxy card in the enclosed envelope;

•	by telephone: within the U.S. or Canada, call the toll-free telephone number shown on your proxy card and follow the instructions; or

•	by Internet: visit the website shown on your proxy card and follow the instructions.

You may revoke your proxy at any time prior to the vote at the Meeting by:

•	delivering a written notice revoking your proxy to our company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Meeting.

All properly executed proxies, unless revoked as described above, will be voted at the Meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote for all nominees, withhold your vote for all nominees, or withhold your vote as to a specific nominee. If a properly executed proxy does not provide instructions, the shares of Common Stock represented by your proxy will be voted as follows:

•	FOR the election of each of the three director nominees to serve until our company’s 2012 Annual Meeting of Stockholders; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Meeting.

A majority of the outstanding shares of Common Stock must be present, in person or by proxy, to constitute a quorum at the Meeting.

Our company’s majority voting policy requires any director nominee in an uncontested election who receives a greater number of votes “withheld” than votes “for” his or her election to tender his or her resignation promptly following the certification of the election results. The Nominating and Governance Committee of the Board will consider all of the relevant facts and circumstances and make a recommendation to the Board with respect to accepting or rejecting the resignation. Within 90 days, the Board is required to take action with respect to the recommendation and to publicly disclose its decision by issuing a press release. The majority voting policy is more fully described below in “The Board, Its Committees and Its Compensation — Corporate Governance — Majority Voting Policy.”

Those stockholders who fail to return a proxy or attend the Meeting will not have their shares of Common Stock count towards determining any required vote or quorum. Stockholders and brokers returning proxies or attending the Meeting who abstain from voting on the election of our directors will count towards determining a quorum. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters from its customers, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists. Even if you do not instruct your broker how to vote on the election of directors, your broker may exercise its discretion to vote your shares on this proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker on how to vote your shares.

If you own shares through our retirement or employee savings and investment plan, and you do not direct the trustee of the 401(k) plan to vote your shares, then the trustee will vote the shares credited to your account in the same proportion as the voting of shares for which the trustee receives direction from other participants.

We are soliciting your proxy and will pay the cost of preparing and mailing this Proxy Statement and the enclosed proxy card. We have retained BNY Mellon Shareowner Services LLC (“Mellon”) to assist in the solicitation of proxies for the Meeting. For these services, we will pay Mellon a base fee of $4,500 and will reimburse Mellon for out-of-pocket expenses. Additionally, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.

QUESTIONS AND ANSWERS

Q:	Who can attend the Meeting?

A:	All stockholders of record as of the close of business on October 12, 2009, can attend the Meeting. Seating, however, is limited. Attendance at the Meeting will be on a first-arrival basis.

Q:	What do I need to do to attend the Meeting?

A:	To attend the Meeting, please follow these instructions:

•

If shares you own are registered in your name or if you own shares through our company’s retirement or employee savings and investment plan, bring your proof of ownership of Common Stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of your ownership of Common Stock through such broker or nominee and a form of identification.

Q:	Will there be a management presentation at the Meeting?

A:	Management will give a brief presentation at the Meeting.

Q:	Can I bring a guest?

A:	While bringing a guest is not prohibited, please be aware that seating availability at the Meeting is limited.

Q:	If more than one stockholder lives in my household, how can I obtain an extra copy of this Proxy Statement?

A:	Pursuant to the rules of the Securities and Exchange Commission (“SEC”), services that deliver our communications to stockholders who hold their shares through a broker or other nominee may deliver to multiple stockholders sharing the same address a single copy of this Proxy Statement. Upon written or oral request, we will mail a separate copy of this Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered. You may contact us with your request by writing to our company’s Secretary at the following address: 400 Atlantic Street, Suite 1500, Stamford, CT 06901, or by calling (203) 328-3500. We will mail materials you request at no cost to you. You can also access this Proxy Statement online at www.harman.com/investorinformation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Meeting, three directors will be elected to serve three-year terms expiring at the 2012 Annual Meeting of Stockholders. This section contains information relating to the three director nominees and the directors whose terms of office extend beyond the Meeting. The nominees for election are Dinesh C. Paliwal, Edward H. Meyer and Gary G. Steel, who are currently directors of our company.

The Board expects that the nominees will be available for election at the time of the Meeting. If for any reason a nominee should become unavailable for election, the shares of Common Stock voted FOR that nominee by proxy will be voted for a substitute nominee designated by the Board, unless the Board reduces the number of directors or allows that nominee’s director position to remain vacant until a qualified nominee is identified.

Under Delaware law and our Bylaws, a plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular Board position is elected for that position. You may vote “for” or “withheld” with respect to the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director. Abstentions are not counted for purposes of the election of directors.

The Board recommends a vote FOR election of each of the nominees.

Nominees to be Elected at the Meeting

Dinesh C. Paliwal, age 51, has been a director of our company since August 2007 and has served as Chairman of the Board, Chief Executive Officer and President since July 1, 2008. He served as our Vice Chairman, CEO and President from July 2007 through June 2008. Prior to joining our company, Mr. Paliwal served as a member of the Group Executive Committee of ABB Ltd. from January 2001 until June 2007. ABB Ltd. is a provider of industrial automation, power transmission systems and services. Mr. Paliwal also served as President of Global Markets and Technology of ABB Ltd. from January 2006 until June 2007, as Chairman and CEO of ABB North America from January 2004 until June 2007, and as President and CEO of ABB Automation Technologies Division from October 2002 to December 2005.

Edward H. Meyer, age 82, has been a director of our company since 1990. Since January 2007, Mr. Meyer has served as Chairman, Chief Executive Officer and Chief Investment Officer of Ocean Road Advisors, Inc., an investment management company. From 1972 to 2006, Mr. Meyer served as Chairman, Chief Executive Officer and President of Grey Global Group, Inc., a global advertising and marketing services company. Mr. Meyer also serves as a director of Ethan Allen Interiors Inc., Retail Opportunity Investments Corp., a company that intends to qualify as a REIT and invest in a diverse portfolio of necessity-based retail properties, and National CineMedia, Inc., an in-theater advertising company.

Gary G. Steel, age 56, has served as a director of our company since December 2007. Since January 2003, Mr. Steel has served as the Head of Group HR and Sustainability and a member of the Group Executive Committee of ABB Ltd. He is also Chairman of ABB in India and Sweden. Prior to joining ABB Ltd., Mr. Steel served in various executive positions with Royal Dutch Shell plc, including Human Resource Director for Global Finance for Shell International B.V., a wholly owned subsidiary of Royal Dutch Shell plc.

Directors Whose Terms Extend Beyond the Meeting

Brian F. Carroll, age 38, has served as a director of our company since October 2007. Mr. Carroll has been a member of Kohlberg Kravis Roberts & Co. since January 2006. Prior thereto, he served as an executive of KKR from 1995 until 1997 and from July 1999 until December 2005. From 1997 to 1999, he attended business school at Stanford University. Mr. Carroll is also a member of the board of directors of Rockwood Holdings, Inc., a specialty chemicals and advanced materials company, and Sealy Corporation. His current term as a director expires at the 2011 Annual Meeting of Stockholders.

Dr. Harald Einsmann, age 75, has served as a director of our company since October 2007. Dr. Einsmann served as an Operating Partner of EQT Partners AB, a European private equity group, from 2000 to 2006. Prior to joining EQT, Dr. Einsmann was an Executive Vice President of The Procter & Gamble Company worldwide, and their President of Europe, Middle East and Africa. He serves as a director of Tesco Plc, the Carlson Group, a provider of business and leisure travel, hotel, restaurant, cruise and marketing services, Checkpoint Systems, Inc., a provider of integrated system solutions for retail security, labeling and merchandising, and Rezidor Hotel Group in Scandinavia. His current term as a director expires at the 2010 Annual Meeting of Stockholders.

Rajat K. Gupta, age 60, has been a director of our company since January 2009. Mr. Gupta is a founder, general partner and Chairman of New Silk Road Partners. Since January 2008, Mr. Gupta has served as Senior Partner Emeritus of McKinsey & Company, a management consulting firm he joined in 1973. Mr. Gupta served as McKinsey & Company’s Senior Partner from 2003 until his retirement, and as Worldwide Managing Director from 1994 until 2003. Mr. Gupta is also a director of Genpact Limited, a business processes outsourcing company, AMR Corporation and its subsidiary, American Airlines, Inc., The Procter & Gamble Company and Goldman Sachs. His current term as a director expires at the 2011 Annual Meeting of Stockholders.

Ann McLaughlin Korologos, age 67, has been a director of our company since 1995 and has served as Lead Director since May 2008. Ms. Korologos served as Chairman of the RAND Corporation Board of Trustees from April 2004 to April 2009. She is Chairman Emeritus of The Aspen Institute, where she served as Chairman from 1996 to 2000. Ms. Korologos was a Senior Advisor to Benedetto, Gartland & Company, Inc., an investment banking firm, from 1996 to 2005. From 1987 until 1989 she served as the United States Secretary of Labor. Ms. Korologos is a director of AMR Corporation and its subsidiary, American Airlines, Inc., Host Hotels & Resorts, Inc., Kellogg Company and Vulcan Materials Company, a provider of construction aggregates. Her current term as a director expires at the 2010 Annual Meeting of Stockholders.

Kenneth Reiss, age 66, has served as a director of our company since February 2008. From 1977 until his retirement in June 2003, Mr. Reiss served as a partner with Ernst & Young, an accounting firm he joined in 1965. While at Ernst & Young he also served as Managing Partner for the Assurance and Advisory Practice in the firm’s New York office. Mr. Reiss serves on the board of directors of The Wet Seal, Inc., a national specialty retailer. His current term as a director expires at the 2010 Annual Meeting of Stockholders.

Hellene S. Runtagh, age 61, has served as a director of our company since December 2008. In 2001, Ms. Runtagh served as President and Chief Executive Officer of the Berwind Group, a diversified pharmaceutical services, industrial manufacturing and real estate company. From 1998 through 2000, she served as Executive Vice President of Universal Studios. Prior to joining Universal, Ms. Runtagh spent 27 years at General Electric Company in a variety of leadership positions. Ms. Runtagh also serves on the board of directors of Lincoln Electric Holdings, Inc., a full-line manufacturer and reseller of welding and cutting products, and NeuStar Inc., a provider of clearinghouse services to the communications industry. Her current term as a director expires at the 2011 Annual Meeting of Stockholders.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board of Directors

The Board currently consists of nine directors. Eight of the directors are independent directors and one director is a current member of our senior management. Each of our non-management directors meets the qualifications for independence under the listing standards of the New York Stock Exchange. Following the Meeting, the Board will consist of nine members, eight of whom are independent.

Director Compensation

Fiscal 2009 Compensation

For services rendered during fiscal 2009, non-management directors received an annual retainer fee of $70,000, plus $1,500 for each Board or committee meeting attended. The chairperson of each of the Board’s standing committees received an additional annual retainer fee as follows: Audit Committee ($25,000), Compensation and Option Committee ($10,000) and Nominating and Governance Committee ($10,000). The Lead Director received an additional annual retainer fee of $20,000. We do not pay fees to directors who are officers of our company or our subsidiaries. We reimburse all directors for expenses incurred in attending Board and committee meetings.

On the date of our 2008 Annual Meeting of Stockholders, each then-current non-management director received a restricted share unit grant equal to $125,000 divided by the closing price of our Common Stock on December 3, 2008. Upon joining the Board, each of Ms. Runtagh and Mr. Gupta received a restricted share unit grant equal to $200,000 divided by the closing price of our Common Stock on the date of grant. All of these restricted share units were granted under the Amended and Restated 2002 Stock Option and Incentive Plan. Each restricted share unit vests at a rate of one-third per year commencing on the first anniversary of the grant date.

The following table sets forth compensation earned by each of our non-management directors for his or her service as a director during fiscal 2009.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Option Awards(3)(4)	Total
Brian F. Carroll	$94,000	$43,745	$121,588	$259,333
Dr. Harald Einsmann	101,500	43,745	121,588	266,833
Rajat K. Gupta(5)	48,500	50,898	—	99,398
Dr. Sidney Harman(6)	38,500	—	—	38,500
Shirley Mount Hufstedler(6)	44,000	—	179,810	223,810
Ann McLaughlin Korologos	136,000	125,005	179,810	440,815
Edward H. Meyer	122,000	125,005	179,810	426,815
Kenneth Reiss	137,000	43,745	44,109	224,854
Hellene S. Runtagh(7)	65,000	69,984	—	134,984
Gary G. Steel	95,500	43,745	70,779	210,024

(1)	Includes annual retainer and meeting attendance fees paid to each non-management director for his or her service as a director during fiscal 2009, and additional annual retainer fees paid to the lead director and the chairperson of each committee of the Board. For Dr. Harman, Ms. Hufstedler, Ms. Runtagh and Mr. Gupta the annual cash retainer was prorated based on their respective term of service.
(2)

On December 3, 2008, each non-management director, other than Ms. Runtagh and Mr. Gupta, received a restricted share unit grant of 8,828 shares of our Common Stock. The grant date fair value of each award, calculated in accordance with Financial Accounting Standards Board Statement No. 123(R) (revised 2004), Share-Based Payment (“FAS 123R”), was $125,005. Ms. Runtagh received a restricted share unit grant of 14,124 shares of Common Stock and Mr. Gupta received a restricted share unit grant of 11,507 shares of

Common Stock upon joining the Board. The grant date fair values of these awards, calculated in accordance with FAS 123R, were as follows: Ms. Runtagh ($199,996) and Mr. Gupta ($199,992). As of June 30, 2009, the number of outstanding restricted share units held by each of our non-management directors was as follows: Mr. Carroll (8,828 shares), Dr. Einsmann (8,828 shares), Mr. Gupta (11,507 shares), Ms. Korologos (8,828 shares), Mr. Meyer (8,828 shares), Mr. Reiss (8,828 shares), Ms. Runtagh (14,124 shares), and Mr. Steel (8,828 shares).

(3)	The amounts shown in the table represent the expense recognized for financial statement purposes for the fiscal year ended June 30, 2009, in accordance with FAS 123R, with respect to restricted share units and stock options granted to our non-management directors. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions. See Note 11, Shareholders’ Equity and Share-Based Compensation, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2009, for information regarding the assumptions made in determining these values.
(4)	As of June 30, 2009, the number of outstanding stock options held by each of our non-management directors was as follows: Mr. Carroll (13,000 shares), Dr. Einsmann (13,000 shares), Ms. Korologos (73,000 shares), Mr. Meyer (73,000 shares), Mr. Reiss (8,000 shares), and Mr. Steel (8,000 shares).
(5)	Mr. Gupta joined the Board in January 2009.
(6)	Dr. Harman and Ms. Hufstedler retired as directors of our company effective as of the date of the 2008 Annual Meeting of Stockholders.
(7)	Ms. Runtagh joined the Board in December 2008.

Corporate Governance

The Board and senior management believe that one of their primary responsibilities is to promote a culture of ethical behavior throughout our company by setting examples and by displaying a sustained commitment to instilling and maintaining deeply ingrained principles of honesty and decency. Consistent with these principles we have, among other things, adopted:

•	written charters for our Audit Committee, Compensation and Option Committee and Nominating and Governance Committee;

•	Corporate Governance Guidelines that describe the principles under which the Board operates;

•	a Code of Ethics for Senior Executive and Financial Officers and Directors and a Code of Business Conduct applicable to all our employees; and

•	a policy that requires our directors to submit their resignation if they do not receive a majority of votes “for” their election.

The committee charters, corporate governance guidelines, ethics codes and majority voting policy are available on our website (www.harman.com) in the Corporate Governance section of the Investor Information page. Copies of these documents are also available upon written or oral request to our Secretary. We will post information regarding any amendment to, or waiver from, our Code of Ethics for Senior Executive and Financial Officers and Directors on our website under the Corporate Governance section of the Investor Information page.

The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board expects to adopt changes to policies and practices that are in the best interests of our company and as appropriate to comply with any new requirements of the SEC or the New York Stock Exchange.

Director Independence

As part of our Corporate Governance Guidelines, we have established a policy requiring a majority of the members of the Board to be independent. The Board has also adopted a policy establishing independence standards to assist the Board in determining the independence of the non-management directors. Those standards reflect, among other things, the requirements under the listing standards of the New York Stock Exchange. The independence standards for non-management directors are attached to this Proxy Statement as Appendix A.

The Board has determined that each of Mr. Carroll, Dr. Einsmann, Mr. Gupta, Ms. Korologos, Mr. Meyer, Mr. Reiss, Ms. Runtagh and Mr. Steel, is independent of our company and our management within the meaning of the New York Stock Exchange listing standards and satisfies our independence standards.

Majority Voting Policy

Under our majority voting policy, in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” than votes “for” his or her election will, promptly following the certification of the stockholder vote, tender his or her written resignation to the Board for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will consider the resignation and will make a recommendation to the Board concerning whether to accept or reject it.

In determining its recommendation to the Board, the Nominating and Governance Committee will consider all factors it considers relevant, which may include:

•	the stated reason or reasons why stockholders who cast withhold votes for the director did so;

•

the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity); and

•	whether the director’s resignation from the Board would be in our best interests and the best interests of our stockholders.

The Nominating and Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as it deems appropriate, which may include:

•	acceptance of the resignation;

•	rejection of the resignation; or

•

rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Governance Committee to have substantially resulted in the withheld votes.

Under our majority voting policy, the Board will take formal action on the recommendation no later than 90 days following the certification of the results of the stockholders’ meeting. In considering the recommendation, the Board will consider the information, factors and alternatives considered by the Nominating and Governance Committee and any additional information that the Board considers relevant. We will publicly disclose the Board’s decision promptly after the decision is made in a press release. If applicable, the Board will also disclose the reason or reasons for rejecting the tendered resignation.

Non-Employee Director Stock Ownership

In fiscal 2009, we adopted Stock Ownership Guidelines for Non-Employee Directors. The guidelines recommend that non-employee directors retain all shares of Common Stock received (including stock options and restricted share units) as compensation after December 2, 2008 for as long as they serve as members of the Board. Directors will be permitted to sell shares of Common Stock to cover the exercise price of options and any taxes payable as a result of such exercise, or that may be payable upon the vesting of any restricted share units or shares of restricted stock.

Communications with the Board

Stockholders and other interested parties may communicate with the Board, the non-management directors or specific directors by mail addressed to: Board of Directors, c/o Harman International Industries, Incorporated,

400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, Attn: General Counsel. The mailing envelope should also clearly indicate whether the communication is intended for the Board, the non-management directors or a specific director. The General Counsel or the Head of Internal Audit will review all these communications and will, within a reasonable period of time after receiving the communications, forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board or the business and affairs of our company.

Board Meetings

The Board held ten meetings during fiscal 2009. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served during the period he or she was a director in fiscal 2009.

The Board has established a policy that the non-management directors meet in executive session, without members of our management present, at each regularly scheduled meeting of the full Board. In May 2008, the independent directors designated Ann McLaughlin Korologos as Lead Director. In this role, Ms. Korologos is responsible for chairing executive sessions and other meetings of the Board in the absence of the Chairman. See “The Board, Its Committees and Its Compensation — Corporate Governance — Lead Director” below for a further discussion about the role of our Lead Director.

The following table provides a summary of the membership of each of the standing committees of the Board as of June 30, 2009.

Name	Audit	Compensation and Option	Nominating and Governance
Brian F. Carroll	—	Member	—
Dr. Harald Einsmann	Member	—	—
Rajat K. Gupta	—	—	Member
Ann McLaughlin Korologos	—	—	Chair
Edward H. Meyer	—	Chair	Member
Dinesh C. Paliwal	—	—	—
Kenneth Reiss	Chair	—	Member
Hellene S. Runtagh	Member	Member	—
Gary G. Steel	—	Member	Member

Annual Meetings of Stockholders

As part of our Corporate Governance Guidelines, the Board has adopted a policy that each director is expected to make reasonable efforts to attend our stockholders’ meetings. All Board members who were directors at the time of the meeting attended our 2008 Annual Meeting of Stockholders.

Audit Committee

During fiscal 2009, the Audit Committee held 13 meetings. The Board has determined that each member of the Audit Committee is independent under the New York Stock Exchange listing standards and each is financially literate and experienced in financial matters. The Board has also determined that Mr. Reiss is an “audit committee financial expert” within the meaning of applicable SEC regulations.

The Audit Committee assists the Board in its oversight of our financial reporting, focusing on the integrity of our company’s financial statements, our compliance with legal and regulatory requirements, and the qualifications and independence of our independent auditor. The Audit Committee’s primary responsibilities include:

•	acting as the direct contact with our independent auditor, who is ultimately accountable to the Audit Committee, and the Board;

•	appointing the independent auditor, setting the terms of compensation and retention for the independent auditor, and evaluating and overseeing the work of the independent auditor;

•	pre-approving all audit and non-audit services provided to our company by the independent auditor;

•	oversight over the audit scope and performance of the internal audit function;

•	oversight over our company’s ethics and compliance programs;

•	evaluating and discussing with management and the Board our company’s risk assessment and risk management processes; and

•	acting in respect of all other matters as to which Audit Committee action is required by law or New York Stock Exchange listing standards.

The Audit Committee’s responsibilities and key practices are more fully described in its written charter. A report of the Audit Committee appears on page 44 of this Proxy Statement.

Compensation and Option Committee

During fiscal 2009, the Compensation and Option Committee held nine meetings. Each member of the Compensation and Option Committee is independent under the New York Stock Exchange listing standards.

The Compensation and Option Committee assists the Board in overseeing executive compensation and administers our executive bonus, option and incentive, deferred compensation and retirement plans. The Compensation and Option Committee’s primary responsibilities include:

•	annually reviewing and benchmarking CEO compensation, and recommending to the Board the compensation level for the CEO;

•	establishing compensation levels for our executive officers and reviewing executive compensation matters generally;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	making recommendations to the Board with respect to approval and adoption of all cash and equity-based incentive plans;

•	reviewing and approving the Compensation Discussion and Analysis to be included in the annual proxy statement; and

•	approving awards of options, restricted shares, restricted share units and other equity rights to executive officers.

The Compensation and Option Committee’s responsibilities and key practices are discussed more fully in its written charter. A report of the Compensation and Option Committee appears on page 26 of this Proxy Statement.

Nominating and Governance Committee

During fiscal 2009, the Nominating and Governance Committee held six meetings. Each member of the Nominating and Governance Committee is independent under the New York Stock Exchange listing standards.

The Nominating and Governance Committee assists the Board in carrying out its oversight responsibilities relating to the composition of the Board and certain corporate governance matters. The Nominating and Governance Committee’s primary responsibilities include:

•

considering and making recommendations to the Board with respect to nominees for election to the Board consistent with criteria approved by the Board or the Nominating and Governance Committee, including director candidates submitted by our stockholders;

•	periodically reviewing and assessing our policies and practices with regard to corporate responsibility, human health and safety, sustainability and the environment;

•	reviewing and reassessing the adequacy of our codes of conduct, corporate governance guidelines and committee charters annually;

•	overseeing the process for the annual performance evaluation of the Board, the Board committees and the Chief Executive Officer; and

•	reviewing the independence of each of the directors annually.

The Nominating and Governance Committee’s responsibilities and key practices are more fully described in its written charter.

Lead Director

Our Lead Director presides over executive sessions of the Board, facilitates information flow and communication between our directors and the CEO, and performs such other duties specified by the Board. Our Lead Director also conducts the CEO’s performance appraisal at the end of each fiscal year and reviews the CEO’s performance goals and objectives for the new fiscal year. In preparation for these reviews with the CEO, all directors provide their input to the Lead Director. Following the review sessions with the Lead Director, our CEO holds an in-person presentation and discussion with the Board. The Board expects to designate the Lead Director on an annual basis.

Director Nominees

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. The committee may consider candidates recommended by our directors, members of management, professional search firms or stockholders. These candidates may be considered at any point during the year.

Qualifications

In evaluating nominees for election as a director, the Nominating and Governance Committee considers a number of factors, including the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community and otherwise;

•	reputation in a particular field or area of expertise;

•	current knowledge and contacts in the markets in which we do business and in our industry and other industries relevant to our business;

•	the ability and willingness to participate fully in board activities, including attendance at, and active participation in, meetings of the Board and its committees;

•

the skills and personality of the nominee and how the Nominating and Governance Committee perceives the nominee will fit with the existing directors and other nominees in maintaining a Board that is collegial and responsive to the needs of our company and our stockholders;

•	the willingness to represent the best interests of all of our stockholders and not just one particular constituency; and

•	diversity of viewpoints, background and experience, compared to those of existing directors and other nominees.

The Nominating and Governance Committee will also consider other criteria for director candidates included in our Corporate Governance Guidelines or as may be established from time to time by the Board.

Stockholder Recommendations

The Nominating and Governance Committee will evaluate director candidates recommended by a stockholder in the same manner as candidates otherwise identified by the Nominating and Governance Committee. We have never received any recommendations for director candidates from stockholders. In considering director candidates recommended by our stockholders, the Nominating and Governance Committee will also take into account such factors as it considers relevant, including the length of time that the submitting stockholder has been a stockholder of our company and the aggregate amount of the submitting stockholder’s investment in our company.

Stockholders may recommend candidates at any time, but to be considered by the Nominating and Governance Committee for inclusion in our proxy statement for the next annual meeting of stockholders, recommendations must be submitted in writing no later than 120 days before the first anniversary of the date the proxy statement was mailed to stockholders in connection with the previous year’s annual meeting. A stockholder’s notice must contain the following:

•

the name of the director candidate, the name of the stockholder recommending the director candidate for consideration, and the written consent of the director candidate and stockholder to be publicly identified;

•	a written statement by the director candidate agreeing to be named in our proxy materials and to serve as a member of the Board if nominated and elected;

•

a written statement by the director candidate and the recommending stockholder agreeing to make available to the Nominating and Governance Committee all information reasonably requested in connection with the Nominating and Governance Committee’s consideration of the director candidate; and

•

the director candidate’s name, age, business and residential addresses, principal occupation or employment, number of shares of Common Stock and other securities of our company beneficially owned, a curriculum vitae or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors by SEC regulations and the New York Stock Exchange listing standards.

The stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration and sent to the following address: Harman International Industries, Incorporated, 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, Attn: Secretary (Nominating and Governance Committee Communication/Director Candidate Recommendation).

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes our company’s executive compensation for fiscal 2009 and major elements of our 2010 program. This section of the Proxy Statement explains how the Compensation and Option Committee (the “Committee”) made its compensation decisions for our executives, including our named executive officers, for fiscal 2009. Our named executive officers are our Chairman, Chief Executive Officer and President, Mr. Dinesh C. Paliwal; our Executive Vice President and Chief Financial Officer, Mr. Herbert Parker; and our next five most highly compensated executive officers, Mr. Blake Augsburger, head of our Professional Division; Dr. Klaus Blickle, head of our Automotive Division; Mr. David Karch, our head of Operational Excellence; Mr. Helmut Schinagel, our former Chief Technology Officer; and Mr. Richard Sorota, former head of our Consumer Division. Mr. Schinagel and Mr. Sorota resigned from their executive officer positions with our company in January 2009.

Compensation Objectives, Design and Process

Objectives

Our executive compensation program is designed to address four key objectives for our company:

•

Attract, retain, and motivate top talent: To accomplish this objective the Committee ensures that our executive compensation opportunity and structure is competitive with the external market for senior executive talent, and pays out over time to reinforce our retention objectives.

•

Alignment with stockholders and sustainable long-term stockholder value creation: To accomplish this strategic objective, executive performance goals are tied to measures considered instrumental in generating sustainable long-term stockholder value, and equity-based compensation is a substantial portion of total compensation.

•

Pay for performance: We seek alignment between performance and pay. Pay for performance alignment serves two purposes: to motivate and align executives to measures strategically beneficial to us and to ensure payout levels correspond with performance, delivering above market compensation for above market performance and correspondingly reduced levels of pay when financial performance is below the expected level.

•

Drive achievement of strategic plan: Tying certain aspects of compensation, such as annual incentive bonus and long-term incentives, to company-specific goals focuses executives on key strategic objectives to drive our long-term success.

Overview of Compensation Design

The components of our executive compensation program provide for a combination of fixed and variable compensation and are designed to incorporate our principles and objectives. Our compensation program is designed to attract and retain executives and to create a pay for performance culture. A significant majority of each named executive officer’s targeted total direct compensation is in the form of performance-based compensation and, therefore, “at risk.” Total direct compensation is defined as base salary, annual cash incentives and target long-term equity incentives. “At risk” means that the executive will not realize any economic benefit unless the applicable objectives, most of which are tied to our company’s financial performance, are met or exceeded. The specific components of our compensation program are:

•	Base salary;

•	Annual cash incentive compensation;

•	Long-term equity incentive compensation;

•	Severance and change-in-control arrangements; and

•	Employee benefits and other perquisites.

A more detailed description of each of these components is set forth below in “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2009.”

When making compensation-related decisions, we believe it is important to be informed about current practices of similarly situated public companies. The Committee uses surveys, as discussed below under “Compensation Discussion and Analysis — Description of Compensation Decision Making Process — Role of Surveys and Benchmarking.”

For fiscal 2009, the percentage of target total direct compensation allocated to “at risk” compensation (in the form of annual cash incentive, long term incentive cash and long-term incentive equity) for our named executive officers was approximately as follows:

Named Executive Officer	Percentage Compensation “At Risk”
Dinesh C. Paliwal, Chairman, CEO and President	87%
Herbert Parker, EVP and CFO	79%
Blake Augsburger, head of Professional Division	71%
Klaus Blickle, head of Automotive Division	61%
David Karch, head of Operational Excellence	68%
Helmut Schinagel, Former Chief Technology Officer	78%
Richard Sorota, Former head of Consumer Division	66%

The Committee does not apply specific allocations between cash and equity-based compensation or between short-term and long-term compensation when setting each year’s total direct compensation package. We continue to evolve our pay for performance culture by increasing the percentage of “at risk” compensation tied to meeting company objectives. The Committee believes that the percentage allocation that is “at risk” should increase based on an executive’s compensation and grade level.

Description of Compensation Decision Making Process

Role of Committee

Our executive compensation program is designed and implemented under the direction of the Committee, which is comprised solely of independent directors. The Committee reviews salaries and other compensation arrangements for our Chief Executive Officer and members of our executive committee, which is comprised of our most senior executives including our named executive officers, and approves such compensation for all executive committee members (except our CEO). With respect to our CEO, the Committee makes recommendations to the Board regarding his compensation level. All final decisions regarding CEO compensation are made by the Board.

The Committee meets as often as necessary to discharge its responsibilities, and is authorized to retain compensation consultants to assist them. The Committee periodically consults with outside advisors, and uses survey data provided by such consultants, as discussed below under “Compensation Discussion and Analysis — Description of Compensation Decision Making Process — Role of Surveys and Benchmarking,” in connection with its decisions with respect to executive compensation matters. Specifically, with regard to our annual incentive program, each year the Committee approves the corporate objectives as well as individual objectives for each executive committee member (except our CEO). These objectives impact the amount of the executive’s annual incentive compensation.

Role of Chief Executive Officer and Management

Our Chief Executive Officer is included in discussions and makes recommendations on compensation program structure for our executive committee members. The Committee reviews the recommendations from the

Chief Executive Officer and makes all final compensation decisions. Our Chief Executive Officer also provides his evaluation of each executive officer’s performance, including our named executive officers, against their individual objectives for the Committee’s consideration and approval as part of his recommendation for appropriate compensation awards under the annual incentive program. Our CEO does not participate in discussions regarding his own compensation.

Role of Consultant

We engaged Executive Compensation Advisors (“ECA”), a Korn/Ferry company, in March 2008 to review the compensation of our Chief Executive Officer and executive committee members and to recommend changes to our long-term incentive program. ECA reviewed competitive data based on published surveys, as discussed below under “Compensation Discussion and Analysis — Description of Compensation Decision Making Process — Role of Surveys and Benchmarking,” and provided long-term incentive recommendations to the Committee. In April 2009, the Committee engaged ECA to provide advice regarding design changes for our fiscal 2010 compensation program. Services provided by ECA included advice regarding executive compensation best practices and assistance in benchmarking executive compensation levels.

In fiscal 2010, our key advisor at ECA left to establish his own independent executive compensation consulting company, ClearBridge Compensation Group (“ClearBridge”). Consequently, the Committee elected to retain ClearBridge to ensure continuity of service.

Role of Surveys and Benchmarking

ECA reviewed the competitiveness of compensation for all executives based on market data for companies with revenue from $3 billion to $6 billion from Towers Perrin Compensation Data Bank® Executive Compensation Survey (the “Towers Perrin Survey”), a nationally-published survey of companies across multiple industries. The Towers Perrin Survey is comprised of 107 companies.

The Committee does not use a formal peer group in determining executive compensation as there is no well-defined group of comparable publicly-traded companies in the United States operating in the same industries. As a result, the Committee believes that the broad industry comparison provided by the Towers Perrin Survey is appropriate. While such survey information is considered by the Committee to assist in setting a range for the individual and combined elements of compensation for our named executive officers and other members of our executive committee, it is not solely determinative.

Executives are benchmarked against positions comparable to their own based on level, revenue, scope of role and job description. The Committee used benchmark data as an input (among other factors considered) to setting compensation levels for our named executive officers. While the Committee uses the 50th percentile market data as a reference point, it does not target a specific percentile positioning of compensation for our named executive officers. Other factors considered by the Committee are discussed below in “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2009.”

Key Components of Executive Compensation for Fiscal 2009

Our executive compensation program for fiscal 2009 focused on the achievement of key strategic objectives and increased focus on stockholder value creation, while recognizing that the economic environment in fiscal 2009 was challenging. The fiscal 2009 pay packages for our named executive officers consisted of salary, short and long-term incentive opportunities and other benefits discussed below. The Committee determined the mix of salary and “at risk” pay based primarily on its review of the executive’s position within our company, internal pay equity, and market data provided by ECA. The Committee believes that using a mix of compensation types (for example, salary, cash incentives, and equity) and performance periods (for example, one-year and three-year periods) promotes behavior consistent with our long-term strategic plan and minimizes the likelihood of executives having significant motivation to pursue unsustainable results.

Base Salary

The base salary for each of our named executive officers represents the fixed portion of his total compensation. Base salary generally is targeted at the market median. However, actual incumbent pay may be above or below this standard in order to recognize management responsibilities, individual abilities and performance, level of experience and tenure with our company. In setting base salaries, we consider internal and market comparisons, including benchmark data provided by outside consultants. The Committee’s objective is to provide a reasonable level of fixed compensation that is competitive with base salaries for comparable positions at similar companies.

At the request of the Committee, Mr. Paliwal, our Chief Executive Officer, makes annual recommendations with respect to changes in base salary for our executive officers. The Committee makes all final decisions on base salaries. In September 2008, the Committee considered changes to the base salaries for our named executive officers for fiscal 2009. Mr. Paliwal recommended to the Committee that the base salaries of all our named executive officers remain unchanged in light of the uncertain impact which general economic conditions may have on our business. The Committee accepted this recommendation and, consequently, we did not make any salary increases in fiscal 2009 for any of the named executive officers, including Mr. Paliwal. This was the third consecutive fiscal year that there have been no merit increases in base salary for our executive committee members, including our named executive officers.

Annual Incentive Program

We maintain two annual incentive compensation programs for our executive officers and other key employees that provide for awards in the form of cash bonuses: a Management Incentive Plan (“MIC Plan”); and the 2008 Key Executive Officers Bonus Plan (the “Key Executive Plan”). Executive officers and key employees are only eligible to participate in one program. The objectives of these programs are:

•	to link annual corporate and business priorities with individual and group performance goals;

•	to tie financial rewards to measurable achievements, reinforcing pay-for-performance;

•	to reward achievement of difficult targets, with bonus payout directly linked to achievement of those targets;

•	to reward individual performance; and

•	to provide a variable award opportunity that attracts, retains and motivates our leadership and key employees.

Management Incentive Plan

Under the MIC Plan, executive officers and key employees are eligible to receive a cash bonus expressed as a percentage of base salary. The maximum payout opportunity permitted under the MIC Plan is 100% of base salary. The achievement opportunity for each measure selected by the Committee ranges from 50% to 150% of the target award, assuming that performance on each individual measure is above the threshold level. In order to receive an award under the MIC Plan, our company or the executive’s business unit must achieve pre-established performance targets. Subject to the Committee’s discretion, the performance metrics may include:

•	return on stockholder equity;

•	cash flow/net asset ratio;

•	return on total capital or assets;

•	return on consolidated equity;

•	earnings or earnings per share;

•	revenue;

•	cash flow;

•	stock price or total return to stockholders;

•	operating income or earnings before interest and taxes (EBIT);

•	earnings before interest, taxes, depreciation and amortization (EBITDA);

•	enterprise value;

•

cost initiatives, which can include targets involving capital expenditures, cost of purchased material and full-time and part-time payroll (such as global footprint index described below under “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2009 — Fiscal 2009 Annual Incentive Compensation Awards”); and/or

•	economic value added or economic profit.

The targets for each metric are established by reference to our internal business plan. The Committee determines the specific measures, threshold and target values, and maximum values for each member of our executive committee, and our CEO establishes their individual achievement objectives. The fiscal 2009 objectives for our named executive officers are set forth below in “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2009 — Fiscal 2009 Annual Incentive Compensation Awards.”

MIC Plan participants are also evaluated based upon performance against individual targets. Performance against these objectives results in a multiplier from zero to 120% of the initial value. The initial value is calculated based on achievement of our or our business unit’s specified objectives. If threshold level is not achieved for any of the corporate or business unit measures, then there is no payment under the MIC Plan regardless of a participant’s achievement of his or her individual objectives. However, the Committee retains the authority to award discretionary cash bonuses to executives who participate in the MIC Plan under circumstances in which the company or business unit performance targets are not met in a fiscal year. For instance, in fiscal 2009 the Committee approved a discretionary bonus to Mr. David Karch, our head of Operational Excellence, to recognize his achievement of a capital expenditure initiative.

2008 Key Executive Officers Bonus Plan

Our Key Executive Plan is an annual incentive program for our Chief Executive Officer and potentially other members of our executive committee if they are designated by the Committee. The Committee designates participants to the Key Executive Plan annually, within 90 days of the start of our fiscal year. Awards payable under the Key Executive Plan are intended to qualify as “performance-based compensation” for federal income tax purposes. Under the Key Executive Plan, our Chief Executive Officer and any other designated executive officers are eligible to receive awards. The Key Executive Plan includes performance measures that are consistent with those under the MIC Plan as described above. Annual cash awards payable to any plan participant under the Key Executive Plan cannot exceed $3 million. The Committee maintains discretion under the Key Executive Plan to decrease the amount paid to any participant in the Key Executive Plan. In fiscal 2009, Mr. Paliwal, Mr. Parker and Mr. Augsburger were designated by the Committee as participants under the Key Executive Plan. Our other named executive officers were not designated as participants under this plan as their targeted payouts were not expected to exceed 100% of base salary for fiscal 2009.

Fiscal 2009 Annual Incentive Compensation Awards

In September 2008, the Committee approved Mr. Paliwal’s 2009 target annual incentive award under the Key Executive Plan (as provided for in his letter agreement), and the 2009 target awards for the executive officers who are participants in the Key Executive Plan and the MIC Plan, including the named executive officers. At the same time, the Committee approved the performance measures and goals for the awards. The awards were subject to our company achieving specified levels of performance for the following metrics:

•	revenue growth;

•	operating profit,

•	free cash flow; and

•	global footprint index.

Free cash flow is a non-GAAP measure which the Committee calculated as follows: operating income plus depreciation and amortization plus change in working capital. The change in working capital includes net accounts receivable from third parties plus net inventories less trade accounts payable to third parties. The global footprint index (“Global Footprint Index”) is comprised of three components based on capital expenditures, full-time equivalent employees and material purchases and is calculated as follows:

The Committee selected these metrics because it believes that:

•	they are critical to our overall corporate and operational performance,

•	they reinforce management focus on the annual business plan;

•	with respect to free cash flow, provides a measure of our ability to generate cash and reinvest in growth initiatives;

•

with respect to the Global Footprint Index, is useful for evaluating our success in optimizing our global footprint in manufacturing, engineering and sourcing, to drive profitable growth and to enhance stockholder value; and

•	together, they drive long-term stockholder value creation.

In addition to the corporate metrics described above, the awards for our named executive officers (other than the CEO) are subject to the achievement of individual and/or divisional objectives, depending on the named executive officer’s role and responsibilities. The Committee does not establish individual targets for our CEO.

The following tables sets forth the threshold, target and maximum levels of performance, the weights of each corporate or division performance metric and actual performance for each of these metrics in fiscal 2009:

Corporate Objectives: (Mr. Paliwal, Mr. Parker and Mr. Karch)

(all dollar amounts in the tables are in thousands)

Performance Metric	Weight	Threshold	Target	Maximum	Actual Performance
Revenue Growth	20%	$3,900,000	$4,067,000	$4,230,000	$2,891,000
Operating Profit	30%	$178,000	$190,000	$208,000	$(78,000)
Free Cash Flow	30%	$165,000	$185,000	$205,000	$51,000
Global Footprint Index	20%	85%	100%	110%	87%

Automotive Division Objectives: (Dr. Blickle and Mr. Schinagel)

(all dollar amounts in the tables are in thousands)

Performance Metric	Weight	Threshold	Target	Maximum	Actual Performance
New Awards	20%	$3,000,000	$3,600,000	$4,000,000	$2,099,000
Operating Profit	30%	$150,000	$170,000	$190,000	$(81,000)
Free Cash Flow	30%	$134,000	$149,000	$164,000	$16,000
Global Footprint Index	20%	76%	90%	93%	71%

Consumer Division Objectives: (Mr. Sorota)

(all dollar amounts in the tables are in thousands)

Performance Metric	Weight	Threshold	Target	Maximum	Actual Performance
Revenue Growth	20%	$467,000	$487,000	$531,000	$374,000
Operating Profit	30%	$10,000	$15,000	$20,000	$(9,000)
Free Cash Flow	30%	$5,000	$15,000	$25,000	$7,000
SG&A	20%	27.7%	26.7%	25.7%	28.5%

Professional Division Objectives: (Mr. Augsburger)

(all dollar amounts in the tables are in thousands)

Performance Metric	Weight	Threshold	Target	Maximum	Actual Performance
Revenue Growth	20%	$640,000	$658,000	$675,000	$475,000
Operating Profit	30%	$107,000	$112,000	$118,000	$65,000
Free Cash Flow	30%	$105,000	$112,000	$119,000	$76,000
Global Footprint Index	20%	102%	107%	115%	127%

For Dr. Blickle, Mr. Schinagel, Mr. Sorota and Mr. Augsburger, the Committee assigned a weight of 70% to the division objectives and a weight of 30% to the corporate objectives. For Mr. Paliwal, Mr. Parker and Mr. Karch, the corporate objectives were assigned a weight of 100%.

Like the corporate and divisional objectives, individual performance objectives are intended to challenge executives to achieve stretch goals that contribute to the achievement of the annual operating plan, improve our company’s performance, and ensure that corporate and divisional financial goals are met or exceeded. Individual performance objectives are also designed to ensure successful execution of ongoing strategic objectives, such as the development and launch of new products, the rollout of new sales and distribution schemes in specific territories, and the successful execution of restructuring activities.

In August 2009, with input from the CEO, the Committee assessed the named executive officers’ fiscal 2009 individual performance against their individual objectives. Potential scores for achievement of individual performance objectives range from 0% to 120%. As scored by the Committee, Mr. Parker’s aggregate individual objective score was 98%; Mr. Augsburger’s was 120%; Dr. Blickle’s was 88%; and Mr. Karch’s was 100%. As Mr. Schinagel and Mr. Sorota resigned from their positions in January 2009, they were no longer eligible to receive any annual incentive compensation for fiscal 2009.

The annual incentive compensation is calculated by multiplying the total business target achievement by the individual target achievement. The difficult economic environment in fiscal 2009 led to below target performance and, as a result, Key Executive Plan and MIC Plan payouts were significantly below target, consistent with our pay for performance philosophy. Actual results for revenue, operating profit, and free cash flow in fiscal 2009 did not meet threshold levels of performance resulting in no payouts for those metrics. Actual Global Footprint Index was 87% resulting in an overall payout of 11.3% of target. The following table sets forth the target awards and actual payouts, each as a percentage of base salary, for Mr. Paliwal and our named executive officers:

Name	Target Annual Incentive Award (% of base salary)	Actual Payout (% of base salary)
Dinesh Paliwal	150%	11.3%
Herbert Parker	75%	11.1%
Blake Augsburger	75%	29.3%
Dr. Klaus Blickle(1)	75%	3.0%
David Karch	75%	11.3%

(1)	Although Dr. Blickle achieved a payout for fiscal 2009 of three percent of his base salary, pursuant to the terms of his employment agreement he was entitled to a guaranteed bonus payment of EUR150,000. The Committee decided, in its judgment, that this guaranteed bonus was needed to recruit Dr. Blickle to join our company.

Long-Term Equity Incentive Program

Our equity incentive plans are administered by the Committee and are designed to provide incentive compensation to executive officers and other key employees, in the form of stock options, restricted shares and restricted share units. It is also intended to encourage ownership of our Common Stock by our executive officers and key employees. The objectives of our long-term equity incentive program are to align the interests of management with our stockholders, to retain senior management and key employees, and to reward achievement of our strategic objectives. The Committee believes that long-term incentives should be targeted at or above the market median (i.e., 50th-75th percentile), with individual equity awards that recognize an executive’s impact, overall corporate success and the creation of stockholder value.

A substantial majority of the option grants that have been awarded to our named executive officers under our equity incentive plans are “non-qualified” stock options, thereby providing us with the ability to realize tax benefits upon the exercise of these option awards. Awards of restricted shares and restricted share units granted under the plans have a minimum vesting period of three years and, therefore, are subject to forfeiture for a period of at least three years.

When making equity-based incentive awards, the Committee takes into consideration the dates on which we expect to make public announcements regarding earnings as well as other events or circumstances that have not been publicly announced that may be deemed material to us, our stockholders and other investors.

Fiscal 2009 Equity Awards

In September 2008, we put in place a new long-term equity incentive program for management (excluding the CEO whose long-term incentive program was set in his employment agreement) granting equity in the form of 50% stock options, 25% time-vested restricted share units (“Time Vested RSUs”), and 25% performance vesting restricted share units (“Performance RSUs”). The value at the date of grant was set to be approximately at the 75th percentile of the Towers Perrin Survey on average across all executive officers when the maximum number of Performance RSUs was earned. This shift from primarily stock options in prior years represents movement toward greater alignment with our stockholders through holding restricted stock and a more focused approach to performance orientation with performance awards that are tied to explicit performance measures beyond stock price growth. This also aligns the Committee’s desire to reward superior performance with above average long-term compensation.

The performance measures for the Performance RSUs for fiscal 2009 were operating income and the Global Footprint Index. Fifty percent of the Performance RSUs can be earned based on the achievement of each measure. The number of Performance RSUs that will vest will be determined as follows:

•	no Performance RSUs will be earned for performance below the threshold level;

•	25% of the Performance RSUs for each measure will be earned upon achievement of the threshold level for each of the measures;

•	100% of the Performance RSUs for each measure will be earned upon achievement of the maximum level for each of the measures; and

•	For performance between threshold and maximum, the number of Performance RSUs earned will be determined by straight-line interpolation.

These measures are key strategic objectives for us that are viewed by the Committee as long-term drivers of sustainable stockholder value creation.

The fiscal 2009 long-term equity awards vest as follows:

•	stock options vest ratably over a three-year period, commencing on the first anniversary of the grant date;

•	Time Vested RSUs vest on the third anniversary of the grant date; and

•

Performance RSUs vest on the third anniversary of the grant date subject to the achievement of the performance goals specified above during the measurement period. The vesting schedule for the Performance RSUs is linked to the time period allotted to achieve the objectives and appropriately focuses the executive on long-term performance.

The CEO’s long-term equity incentive grant in September 2008 was determined based on a formulaic approach established in his employment contract. He received a long-term equity incentive award with a present value at grant of two times his target bonus comprised of 25% stock options and 75% Time Vested RSUs. The Time Vested RSUs vest fully on September 17, 2011. The stock options vest in three equal annual increments commencing one year from the grant date. The Board decided, in its judgment, that this agreement was needed to recruit Mr. Paliwal to join our company and to mitigate the risks associated with leaving his former employer and assuming the challenges of his new position.

In addition to the core annual grant made to Mr. Paliwal, the Committee made a supplemental grant of Time Vested RSUs to partially restore the intended value of grants made to the CEO upon his hire (which grants were made to the CEO to offset awards he forfeited in connection with leaving his former employer to join our company), as the decline in the equity value stemmed from factors preceding his employment with our company. The 73,814 Time Vested RSUs granted vest over four years, consistent with the vesting of the original grant made at hire.

The awards made to our named executive officers are described in more detail below under the captions “Executive Compensation — Fiscal 2009 Grants of Plan-Based Awards” and “Executive Compensation — Outstanding Equity Awards at 2009 Fiscal Year-End.” For additional information regarding the compensation received by our named executive officers in fiscal 2009, see the information below under the caption “Executive Compensation — Summary Compensation Table.”

CEO Special Bonus Program

In early fiscal 2010 the Board canceled the CEO’s long-term cash incentive award that he was eligible to receive under the November 2007 amendment to his employment letter agreement (the “Special Bonus”). This program was adopted in fiscal 2008 and provided for a long-term cash incentive payment opportunity of up to $75 million in November 2012 based on achievement of enterprise value goals over a five-year period. Below threshold performance of less than 1.3 times our enterprise value on November 9, 2007 would result in no payout of the Special Bonus. Following a review of this program, the Board deemed the Special Bonus to no longer be effective as it did not drive desired performance and did not accomplish its goal of retention. Further, in replacing the Special Bonus, the Committee believes that it has created an appropriate balance between risk and reward for the CEO. The Board believes that the CEO’s compensation program, as changed, is in line with competitive benchmarks.

Benefits, Perquisites, and Contracts

Employment Agreements and Offer Letters

We have employment agreements with Mr. Paliwal, Dr. Blickle and Mr. Schinagel. The employment agreement with Mr. Paliwal provides continuity and stability in leadership for the organization. Dr. Blickle and Mr. Schinagel are based in Germany where employment agreements with executives are customary. From time to time, we may also enter into employment offer letters with newly hired or promoted executive officers and key employees in order to attract and retain these qualified individuals. These offer letters document employment terms, including initial base salary, target incentive amounts and severance benefits that are typically limited to a qualifying termination of employment during the first year of employment. These offer letters do not make commitments to maintain salary and target incentive amounts at or above those initial levels in future years. You can find additional information regarding terms of the employment agreements and offer letters below under “Executive Compensation — Employment Agreements and Other Employment Arrangements.”

Severance and Change-in-Control Arrangements

In addition to the employment arrangements identified above, we also have severance agreements with Mr. Paliwal and each of our named executive officers (except Dr. Blickle, Mr. Schinagel and Mr. Sorota), which are detailed below in this Proxy Statement under “Executive Compensation — Severance and Change in Control Benefits.” These agreements provide for severance benefits in the event of a termination of employment under specified circumstances following a change in control of our company. The payout amounts under these agreements range from a multiple of three times base salary plus bonus for our CEO, two times base salary plus bonus for our CFO and 1.5 times base salary for our other named executive officers. The Committee has determined that the differences in payout amounts and other benefits under these severance agreements, including the tax gross-up discussed below, are reasonable and is based on a combination of competitive practices for employment arrangements for comparable positions in the broader market and the expected time to elapse in finding a new, comparable position. We did not enter into a severance agreement with Mr. Sorota as his resignation occurred prior to the Committee’s decision to provide this benefit to our named executive officers (other than our CEO and CFO). We also do not provide this benefit to our German-based employees as the Committee believes that their employment agreements provide for adequate compensation in these situations.

With respect to the severance benefits provided to our named executive officers, we believe that these severance benefits allow us to attract and retain these individuals. We also believe that the change in control severance benefits provided to the named executive officers align executive and stockholder interests by enabling our named executive officers to consider corporate transactions that are in the best interests of our stockholders and other constituents without undue concern over whether the transactions may jeopardize the named executive officer’s own employment. Our change in control arrangements are “double-trigger” such that the named executive officer will be entitled to cash severance payments on a change in control only if the named executive officer’s employment terminates in connection with or following the change in control.

If any severance payments or benefits provided to either Mr. Paliwal or Mr. Parker would be subject to the excise tax imposed on “parachute payments” by the Internal Revenue Code of 1986, we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment. The Committee decided, in the exercise of its judgment, that we would not provide this benefit to any of our other named executive officers.

Under the terms of our stockholder approved equity incentive plans and the related award agreements, unvested stock options, restricted shares and restricted share unit awards become fully vested upon a change in control of our company. We adopted this single-trigger treatment for our long-term compensation plan for the following reasons:

•	to be consistent with current market practice;

•	to ensure that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants; and

•	to retain key employees in the face of a potential change in control by providing a benefit if they remain with our company through the date of the change in control.

The Committee believes that these benefits are in line with industry practice and are necessary and appropriate in order to attract and retain qualified senior executives.

Employee Benefits

We provide certain executive officers with supplemental retirement, termination and death benefits under our Supplemental Executive Retirement Plan. As of January 2008 we decided to suspend providing this benefit to newly hired executive officers. Dr. Blickle and Mr. Schinagel are entitled to pension and related benefits under the terms of their employment agreements. As described above, these differences in retirement benefits derive from their employment in Germany, where substantially all of our employees participate in a defined benefit pension program. We also provide our executive officers employed in the United States, including our named executive officers, with the opportunity to participate in a deferred compensation plan (“DCP”). The objectives of the DCP are to allow executives and certain key employees to accumulate wealth on a tax-deferred basis and to be competitive in recruiting and maintaining executive talent. The DCP permits certain management employees to defer payment and taxation of a portion of salary and bonus into any of several investment alternatives. These plans are described below under the captions “Executive Compensation — Pension Benefits for Fiscal 2009 — Supplemental Executive Retirement Plan” and “Executive Compensation — Nonqualified Deferred Compensation.”

Our named executive officers are also eligible to participate in other company-sponsored benefit plans available to employees generally, including medical and life insurance. Employees, including executive officers that are employed in the United States, are eligible to participate in a company-sponsored 401(k) defined contribution plan. Given the current economic situation, we cancelled the employer match portion of the 401(k) plan in calendar 2009.

The Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers insofar as these benefits are generally made available by similarly situated companies.

Executive Perquisites

We provide our named executive officers with certain perquisites that have historically been provided and that the Committee believes enhance our ability to attract and retain qualified executives. These perquisites include the use of company owned or leased cars and reimbursement of car-related expenses, payment of insurance premiums, relocation expenses in the event an executive officer is asked to relocate at our request, reimbursement of legal fees, and rent for temporary housing.

The Committee has determined it is appropriate to provide these perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly situated public companies. In determining the total compensation payable to our named executive officers, the Committee considers perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that perquisites represent a relatively small portion of the executive’s total compensation, the availability of these perquisites does not materially influence the decisions made by the Committee with respect to other elements of the total compensation to which our named executive officers are entitled or awarded. For a description of the perquisites received by our named executive officers during fiscal 2009, see the information below under the caption “Executive Compensation — Summary Compensation Table — All Other Compensation.”

Refinements to the Compensation Program in Fiscal 2010

The Committee reviews and reassesses our compensation programs annually to determine their effectiveness and adequacy in light of the stated objectives of these programs. The Committee strives to implement programs with challenging but realizable goals so as to properly incentivize executives and align their interests with those of our stockholders. Following their review of our current programs in early fiscal 2010, the Committee decided that it would be necessary to restructure the total compensation program for our Chief Executive Officer and our executive committee members, including our named executive officers, to further increase our pay for performance orientation. In light of the importance of the STEP Change restructuring program, which targets $400 million in sustainable cost-savings on an annualized basis, to our long-term strategic positioning and value creation, the Committee determined that placing more emphasis on our most important near-to-medium term management task would be necessary to better align the interests of management with our stockholders. The Committee believes that operating margin is an accurate measure for determining achievement of the STEP Change objective.

The Committee reviewed the market data and streamlined CEO compensation to bring it in line with our CEO’s role and responsibilities and industry benchmarks. To enhance the effectiveness of the program in driving performance going forward, the Committee restructured the CEO’s compensation program in the following manner:

•

Increased the target annual incentive opportunity for fiscal 2010 from 150% to 200% of base salary, and increased the maximum from 200% to 300% of base salary: The new target provides additional focus on our annual goals as we look to improve performance and increase the CEO’s proportion of “at risk” pay.

•

Set target opportunity for long-term equity incentive grant as a fixed amount with additional upside up to a maximum tied to aggressive performance goals: Shifted grant amount from a multiple of two times annual incentive to a fixed amount equal to six times base salary to emphasize the importance of long-term performance and avoid short-term results driving long-term payouts.

•

Changed long-term equity incentive mix to 33% Time Vested RSUs and 67% Performance RSUs (at maximum achievement level) from 25% stock options and 75% Time Vested RSUs: This shift in mix reinforces the Committee’s objectives of pay for performance, alignment with our stockholders, and focus on driving achievement of our strategic plan. Performance RSUs are earned on achievement of significant operating margin improvement, a key component of the STEP Change program. By linking the largest component of pay to this strategic program, we ensure that the CEO’s interest aligns with stockholder interest.

In light of the above changes, the Committee cancelled the Special Bonus, which provided a maximum incentive opportunity of $75 million, as more fully described above in “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2009.”

The long-term equity incentive program for our named executive officers and our other executive committee members has been changed to mirror the CEO mix and performance measures so that the entire senior management team will be aligned to the same purpose, although the target values for grants of long-term equity remained unchanged for our named executive officers.

Also for fiscal 2010, given the continuing economic downturn and the lack of long-term visibility with regard to the macroeconomic environment, the Committee decided to establish two sets of targets under the MIC Plan and the Key Executive Plan, one for the first half of fiscal 2010 and a second for the second half fiscal 2010. Although bonuses will be earned at the end of each six-month period, any payouts under these plans will be made in early fiscal 2011.

Stock Ownership Guidelines

The Board approved and adopted executive stock ownership guidelines in fiscal 2009. These guidelines encourage our executive officers to hold ownership in our company, recognizing that stock ownership directly aligns executive interests to those of our stockholders. The guidelines encourage ownership levels in our Common Stock generally equal to a multiple of each named executive officer’s annual base salary depending on such executive’s level with our company, and increases with greater responsibility. The named executive officer stock ownership guidelines are as follows:

•	five times base salary for the CEO; and

•	three times base salary for all other named executive officers.

The CEO multiple of five times is consistent with competitive market practice and recognizes that the CEO receives the greatest long-term equity-based compensation relative to his base salary. The three times multiple for our other named executive officers is also consistent with competitive market practice and reflects the smaller long-term incentive opportunity, as a percentage of their base salary, as compared to the CEO. Executives are expected to comply by December 21, 2013 or within five years of being appointed as an executive officer of our company.

Internal Revenue Code Section 162(m)

As applicable to our company, Section 162(m) of the Internal Revenue Code (“Code”) provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers (not including the chief financial officer) of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance-based compensation” under Section 162(m) of the Code. Bonus awards under our Key Executive Plan and option grants and certain other awards under our equity incentive plans are intended to qualify as performance-based compensation under Section 162(m) of the Code. The Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation. The Committee intends to continue to evaluate our company’s potential exposure to this deduction limitation.

COMPENSATION AND OPTION COMMITTEE REPORT

The Compensation and Option Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation and Option Committee recommended to the Board of Directors of our company that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

This report is submitted by the members of the Compensation and Option Committee.

Members of the Compensation and Option Committee

Edward H. Meyer (Chairman)

Brian F. Carroll

Hellene S. Runtagh

Gary G. Steel

The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses all compensation earned for fiscal 2009, fiscal 2008 and fiscal 2007 by our Chairman, Chief Executive Officer and President, our Chief Financial Officer, the three other most highly paid executive officers who were employed by us as of June 30, 2009, and two former executive officers. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension and Nonqualified Deferred Compensation	All Other Compensation(5)	Total
Dinesh Paliwal, Chairman, CEO and President(6)	2009	$1,125,000	$0	$3,213,726	$2,577,989	$191,250	$2,121,325	$120,255	$9,349,545
	2008	1,125,000	1,200,000	3,921,112	2,772,258	1,687,500	1,527,846	4,598,115	16,831,831

Herbert Parker,	2009	500,000	162,500	598,548	1,592,424	41,650	—	26,471	2,921,593
Executive Vice President and Chief Financial Officer(7)	2008	38,462	100,000	6,139	147,770	0	—	—	292,371

Blake Augsburger, Head of Professional Division	2009	425,000	0	220,289	483,085	93,330	112,850	33,951	1,368,505
	2008	403,269	0	0	539,218	305,200	41,160	37,702	1,326,549

Klaus Blickle,	2009	685,845	0	349,844	193,056	210,495	246,535	71,147	1,756,922
Head of Automotive Division(8)

David Karch,	2009	376,800	100,000	167,894	354,372	32,028	—	30,017	1,061,111
Head of Operational Excellence

Helmut Schinagel, Former Chief Technology Officer(9)	2009	893,289	0	1,075,477	1,420,975	0	124,982	13,084	3,527,807
	2008	956,618	0	698,522	903,386	230,078	90,641	23,414	2,902,659
	2007	509,995	613,113	517,212	583,438	0	862,374	52,962	3,139,094

Richard Sorota,	2009	233,646	24,000	341,505	262,272	0	—	744,082	1,605,505
Former Head of Consumer Division(10)

(1)	For Mr. Parker represents a one-time cash payment of $162,500 received on July 1, 2008 to offset the bonus he forfeited in connection with leaving his former employer to join our company. For Mr. Karch represents a special bonus not tied to the MIC Plan in recognition of his achievement of a capital expenditure target. For Mr. Sorota represents a guaranteed cost-of-living bonus payable under his employment letter agreement.
(2)	For Mr. Paliwal, includes $93,976 which reflects the amount received upon settlement of restricted share units that were granted to him on January 2, 2008, of which 1,608 vested on July 2, 2008 and 2,903 shares vested on March 1, 2009. These awards were to offset the awards he forfeited in connection with leaving his former employer to join our company. Upon vesting, Mr. Paliwal was eligible to receive an amount equal to the fair market value of the restricted share units on the applicable vesting date. The fair market value for the restricted share units on July 2, 2008 was $63,001 and on March 1, 2009 was $30,975. For Mr. Parker includes $388,256 which reflects the amount received upon settlement of restricted share units that were granted to him on September 17, 2008 and partially vested on February 2, 2009, to offset the awards he forfeited in connection with leaving his former employer to join our company. Upon vesting, Mr. Parker was eligible to receive an amount equal to the fair market value of the restricted share units on the vesting date. For Mr. Sorota includes $110,275 received upon settlement of restricted shares that were granted to him on January 14, 2008 and whose vesting was accelerated upon his termination in accordance with the terms of his employment letter agreement.
(3)	Represents the expense recognized for financial statement reporting purposes for the applicable fiscal year, in accordance with FAS 123R, with respect to (a) restricted shares and restricted share units (under the column titled Stock Awards) awarded to our named executive officers, (b) stock options (under the column titled Option Awards) awarded to our named executive officers, and (c) for fiscal 2009, the reversal of approximately $100,000 in expense with respect to Mr. Paliwal’s long-term incentive award granted in November 2007 (under the column titled Stock Awards). Pursuant to the SEC’s rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a description of the assumptions used in determining the fair value of equity awards under FAS 123R, see Note 11, Shareholders’ Equity and Share-Based Compensation, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2009 and Note 12, Stock Option and Incentive Plan, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2008.
(4)	For Mr. Paliwal, Mr. Parker and Mr. Augsburger represents an award under the Key Executive Plan, and for all other named executive officers represents awards granted under our MIC Plan.
(5)	Includes compensation as described under the caption “— All Other Compensation” below.
(6)	Mr. Paliwal joined our company in July 2007 and did not earn compensation from us prior to that time.
(7)	Mr. Parker joined our company in June 2008 and did not earn compensation from us prior to that time.
(8)	Dr. Blickle joined our company in July 2008 and did not earn compensation from us prior to that time. Dr. Blickle’s compensation was paid in Euros and has been translated into U.S. dollars at the exchange rate in effect on June 30, 2009 in the case of bonus payments, and at the average exchange rate for the 12 months ended June 30, 2009 in the case of salary and other compensation amounts.

(9)	Mr. Schinagel’s status as an executive officer of our company terminated as of January 12, 2009. He is currently on garden leave until October 2, 2011. Mr. Schinagel’s compensation was paid in Euros and has been translated into U.S. dollars at the exchange rate in effect on June 30, 2009 in the case of bonus payments, and at the average exchange rate for the 12 months ended June 30, 2009 in the case of salary and other compensation amounts.
(10)	Mr. Sorota’s employment with our company was terminated on January 12, 2009.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column in the Summary Compensation Table.

Name	Company 401(k) Contributions(1)	Value of Insurance Premiums(2)	Automobile Related Expenses(3)	Other(4)(5)(6)	Total
Dinesh Paliwal	$7,050	$63,307	$29,448	$20,450	$120,255
Herbert Parker	0	1,104	25,367	0	26,471
Blake Augsburger	10,408	938	22,605	0	33,951
Klaus Blickle	0	9,687	19,868	41,592	71,147
David Karch	11,135	832	18,050	0	30,017
Helmut Schinagel	0	0	13,084	0	13,084
Richard Sorota	5,192	509	3,324	735,057	744,082

(1)	Represents our contributions on behalf of each named executive officer to our 401(k) defined contribution plan.
(2)	For Mr. Parker, Mr. Augsburger, Mr. Karch and Mr. Sorota represents life insurance premiums paid by us for coverage in excess of $50,000. For Mr. Paliwal, represents life insurance premiums paid by us for coverage in excess of $50,000 and premiums paid for a life insurance policy, an accidental death and dismemberment insurance policy and a long-term disability insurance policy. For Dr. Blickle, represents premiums paid by us for a life insurance policy.
(3)	Includes reimbursement of car payments or lease payments made on behalf of our named executive officers, as follows: Mr. Paliwal ($29,077), Mr. Parker ($20,197), and Mr. Augsburger ($14,857). Also includes reimbursement of gasoline, repair, and maintenance costs, taxes, insurance and parking.
(4)	For Mr. Paliwal represents reimbursement of legal expenses.
(5)	For Dr. Blickle includes (a) $5,888 as reimbursement of rent for an apartment, (b) $10,974 as reimbursement of tuition for his children, (c) $22,261 for a private pension insurance premium paid by us, and (d) $2,469 for direct insurance premium paid by us.
(6)	For Mr. Sorota, includes (a) $300,425 in relocation benefits payable under his employment letter agreement, and (b) $434,632 in severance and other benefits payable under a letter agreement in connection with the termination of his employment with our company.

Fiscal 2009 Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers in fiscal 2009.

										All Other Stock Awards; Number of Shares of Stock or Units(1)	All Other Option Awards; Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Date of Board or Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(4)			Estimated Future Payouts Under Equity Incentive Plan Awards
			Threshold	Target	Maximum	Threshold	Target		Maximum
Dinesh Paliwal	9/17/2008	9/17/2008								50,000			$1,607,000
	9/17/2008	9/17/2008									72,748	32.14	870,172
	12/3/2008	9/17/2008								28,757			407,199
	12/3/2008	9/17/2008								73,814			1,045,206
	9/17/2008	9/17/2008	$562,000	$1,687,500	$2,250,000

Herbert Parker	9/17/2008	9/17/2008								7,759			249,374
	9/17/2008	9/17/2008									34,483	32.14	412,466
	9/17/2008	9/17/2008				970	7,759	(5)					249,374
	9/17/2008	9/17/2008	187,500	375,000	562,500

Blake Augsburger	9/17/2008	9/17/2008								6,207			199,493
	9/17/2008	9/17/2008									27,586	32.14	329,968
	9/17/2008	9/17/2008				1,552	6,207	(5)					199,493
	9/17/2008	9/17/2008	159,375	318,750	478,125

Klaus Blickle	7/31/2008	4/30/2008								5,000			205,850
	7/31/2008	4/20/2008									25,000	41.17	412,482
	9/17/2008	9/17/2008								7,759			249,374
	9/17/2008	9/17/2008									34,483	32.14	412,466
	9/17/2008	9/17/2008				1,940	7,759	(5)					249,374
	9/17/2008	9/17/2008	263,119	526,238	789,356

David Karch	9/17/2008	9/17/2008								3,879			124,671
	9/17/2008	9/17/2008									17,242	32.14	206,239
	9/17/2008	9/17/2008				970	3,879	(5)					124,671
	9/17/2008	9/17/2008	141,300	282,600	423,900

Helmut Schinagel	9/17/2008	9/17/2008								3,103			99,730
	9/17/2008	9/17/2008									13,793	32.14	164,983
	9/17/2008	9/17/2008				776	3,103	(5)					99,730
	9/17/2008	9/17/2008	319,251	638,502	957,752

Richard Sorota	9/17/2008	9/17/2008								4,655			149,612
	9/17/2008	9/17/2008									20,690	32.14	247,482
	9/17/2008	9/17/2008				1,164	4,655	(5)					149,612
	9/17/2008	9/17/2008	121,875	243,750	365,625

(1)	For Mr. Paliwal, represents grants of 152,571 restricted share units. The 50,000 restricted share units granted to Mr. Paliwal on September 17, 2008 vest on September 17, 2011. Of the 102,571 restricted share units granted to Mr. Paliwal on December 3, 2008, 28,757 vest on September 17, 2011 and 73,815 vest on July 1, 2012. For Dr. Blickle, represents grants of 12,759 restricted share units. The 5,000 restricted share units granted to Dr. Blickle on July 31, 2008 vest on July 31, 2011, and the 7,759 restricted share units granted on September 17, 2008 vest on September 17, 2011. For all other named executive officers, represents restricted share units that vest on September 17, 2011.
(2)

The stock options held by our named executive officers, other than Dr. Blickle, vest annually at a rate of 33 1/3% commencing on the first anniversary of the date of grant. Of the 59,483 stock options held by Dr. Blickle, 25,000 vest at a rate of 20% per annum over a period of five years commencing on the first anniversary of the date of grant, and 34,483 vest at a rate of 33 1/3% per annum over a period of three years commencing on the first anniversary of the date of grant.

(3)	Represents the grant date value, determined in accordance with FAS 123R, of the restricted share units and stock options granted to our named executive officers in fiscal 2009.
(4)	Represents awards payable under the Key Executive Plan to Mr. Paliwal, Mr. Parker and Mr. Augsburger, and awards payable under our MIC Plan to our other named executive officers. For additional information regarding these awards, see “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2009 — Fiscal 2009 Annual Incentive Compensation Awards.”
(5)	Represents awards of Performance RSUs that will vest three years from the date of grant if certain performance goals are achieved. To determine the number of Performance RSUs that will vest, our operating income (“Operating Income”) for fiscal 2011 will be compared to a target Operating Income set by the Compensation and Option Committee and our Global Footprint Index for fiscal 2011 will be compared to a target Global Footprint Index set by the committee. Fifty percent of the Performance RSUs will be forfeited if our Operating Income is less than the threshold Operating Income. If our Operating Income equals the threshold Operating Income, 12.5% of the Performance RSUs will vest, and if our Operating Income equals the target Operating Income, 50% of the Performance RSUs will vest. The remaining 50% of the Performance RSUs will be forfeited if our Global Footprint Index is less than the threshold Global Footprint Index. If our Global Footprint Index equals the threshold Global Footprint Index, 12.5% of the Performance RSUs will vest, and if our Global Footprint Index equals the target Global Footprint Index, 50% of the Performance RSUs will vest.

Employment Agreements and Other Employment Arrangements

Mr. Paliwal serves as our Chairman, Chief Executive Officer and President pursuant to a letter agreement with our company entered into in May 2007. The letter agreement provides for an annual base salary of no less than $1,125,000, a target annual incentive aware of 150% of his base salary, with a maximum annual incentive award opportunity of 200% of his base salary. In addition, Mr. Paliwal is eligible to receive an annual equity grant equal to two times his annual incentive award for the immediately preceding fiscal year. Mr. Paliwal also received a one-time cash bonus of $1,200,000 in connection with joining our company and an additional one-time cash payment of $350,000 in connection with an amendment to his letter agreement in November 2007 to offset the awards he forfeited in connection with leaving his former employer to join our company. In connection with this amendment, Mr. Paliwal also received the opportunity to earn a Special Bonus, as more fully described above in “Compensation Discussion and Analysis — Key Components of Executive Compensation for Fiscal 2009.” The Special Bonus was canceled in early fiscal 2010.

Mr. Paliwal is also permitted to participate in our employee benefit plans and programs. For a description of severance compensation payable to Mr. Paliwal under this agreement and his severance agreement, see below under “Executive Compensation — Severance and Change in Control Benefits — Severance and Employment Agreements.”

Dr. Blickle serves as head of our Automotive Division pursuant to an employment agreement with Harman Management GmbH, one of our subsidiaries. The agreement provides for an annual base salary of EUR500,000. Additionally, Dr. Blickle is eligible to earn a target bonus equal to 75% of his base salary. If Dr. Blickle has completed at least three years of service with our company, he will also be entitled to a retirement benefit of annual pension payments equal to EUR54,000 while working for us, subject to an annual increase of EUR18,000 for each year of service, up to a maximum of EUR90,000. The employment agreement may be terminated by us or Dr. Blickle for any reason upon six months’ notice. However, any termination without cause will not be effective until June 30, 2011, and Dr. Blickle would remain entitled to his base salary and benefits until such time.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information regarding stock options, restricted shares and restricted share units held by our named executive officers that were outstanding at June 30, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Option Exercisable	Number of Securities Underlying Unexercised Option Unexercisable(1)	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options(2)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(3)
Dinesh Paliwal	40,000	60,000		$116.65	07/02/2017
	20,000	80,000		87.58	10/18/2017
	0	72,748		31.14	09/17/2018
						15,000	(4)	$282,000
						27,575	(5)	480,810
						5,417	(6)	101,840
						50,000	(7)	940,000
						73,814	(8)	1,387,703
						28,757	(9)	540,632
						8,039	(10)	151,133
						26,338	(11)	495,154
						2,903	(12)	54,576
Herbert Parker	59,066	72,717		43.65	06/02/2018
		34,483		32.14	09/17/2018
						5,500	(13)	103,400
						7,759	(14)	145,869
						7,759	(15)	145,869
Blake Augsburger	2,400	0		24.12	09/24/2012
	6,000	0		75.22	03/24/2014
	3,600	2,400		82.00	08/16/2015
	6,000	4,000		85.36	06/01/2016
	10,000	15,000		120.83	05/01/2017
	0	27,586		32.15	09/17/2018
			20,000	42.32	02/22/2018
						6,207	(14)	116,692
						6,207	(15)	116,692
Klaus Blickle	5,000	20,000		41.17	07/31/2018
	0	34,483		32.14	09/17/2018
						5,000	(16)	94,000
						7,759	(14)	145,869
						7,759	(15)	145,869
David Karch	2,000	0		24.12	09/24/2012
	3,000	0		75.22	03/24/2014
	3,000	2,000		82.00	08/16/2015
	2,400	3,600		120.83	05/01/2017
	5,000	20,000		43.65	06/02/2018
	0	17,242		32.14	09/17/2018
			7,000	42.32	02/22/2018
						5,000	(17)	94,000
						3,879	(14)	72,925
						3,879	(15)	72,925
Helmut Schinagel	20,000	30,000		83.67	10/02/2016
	10,000	15,000		120.83	05/01/2017
	0	13,793		32.14	09/17/2018
						25,000	(18)	470,000
						3,103	(14)	58,336
						3,103	(15)	58,336

(1)

All the non-performance-based stock options held by our named executive officers (other than Mr. Parker) that were granted prior to September 17, 2008, vest annually at a rate of 20% commencing on the first anniversary of the date of grant. Non-performance-based stock options held by our named executive officers that were granted after September 17, 2008 vest annually at a rate of 33 1/3% commencing on the first anniversary of the date of grant. Of the 131,783 stock options held by Mr. Parker that were granted to him on June 2, 2008, 50,000 vest annually at a rate of 20% commencing on the first anniversary of the date of grant, 49,066 vested on February 2, 2009 and 32,717 vest on May 13, 2010.

(2)	Represents performance-based stock options that vest on February 22, 2011. The number of stock options that will vest is subject to adjustment based on our achievement of pre-established performance goals. See “Executive Compensation — Fiscal 2009 Grants of Plan-Based Awards” above for a discussion of the performance goals.
(3)	Based upon a market value per share of $18.80, the closing market price of our Common Stock on June 30, 2009.
(4)	The restricted shares held by Mr. Paliwal vest on July 2, 2010.
(5)	Of the 27,575 restricted shares held by Mr. Paliwal, 18,575 vest on March 1, 2010 and 3,000 vest annually beginning July 2, 2009 and ending on July 2, 2012.
(6)	The restricted shares held by Mr. Paliwal vest on March 1, 2010.
(7)	The restricted share units held by Mr. Paliwal vest on September 17, 2011.
(8)	Of the 73,814 restricted share units held by Mr. Paliwal, 12,913 vest on December 3, 2009, 32,460 vest on March 1, 2010, 20,911 vest on July 1, 2010, 3,765 vest on July 1, 2011 and 3,765 vest on July 1, 2012.
(9)	The restricted share units held by Mr. Paliwal vest on September 17, 2011.
(10)	The cash-settled restricted share units held by Mr. Paliwal vest on July 2, 2010.
(11)	Of the 26,338 cash-settled restricted share units held by Mr. Paliwal, 9,953 vest on March 1, 2010, and 1,608 vest annually starting on July 2, 2009 and ending on July 2, 2012.
(12)	The cash-settled restricted share units held by Mr. Paliwal vest on March 1, 2010.
(13)	The restricted shares held by Mr. Parker vest on June 2, 2011.
(14)	The restricted share units vest on September 17, 2011.
(15)	The Performance RSUs vest on September 17, 2011. The number of restricted share units that will vest is subject to adjustment based on our achievement of pre-established performance goals. See “Executive Compensation — Fiscal 2009 Grants of Plan-Based Awards” above for a discussion of the performance goals.
(16)	The restricted share units held by Dr. Blickle vest on July 31, 2011.
(17)	The restricted shares held by Mr. Karch vest on June 2, 2011.
(18)	The restricted share units held by Mr. Schinagel vest on October 2, 2009.

Option Exercises and Stock Vested in Fiscal 2009

The following table provides information regarding the acquisition of Common Stock by Messrs. Paliwal and Sorota upon the vesting of restricted shares and restricted share units during fiscal 2009.

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Dinesh Paliwal	8,418	$172,829
Richard Sorota	5,500	110,275

(1)	For Mr. Paliwal, includes (i) 5,418 restricted share units that vested on March 1, 2009, for which the amount realized on vesting is based on a value per share of $10.62, the closing price of our Common Stock on February 27, 2009 and (ii) 3,000 restricted share units that vested on July 2, 2008, for which the amount realized on vesting is based on a value per share of $38.43, the closing price of our Common Stock on July 2, 2008. For Mr. Sorota includes 5,500 restricted shares that vested on January 12, 2009, for which the amount realized on vesting is based on a value per share of $20.05, the closing price of our Common Stock on January 12, 2009.

Pension Benefits for Fiscal 2009

The following table provides information for our named executive officers regarding the present value of benefits as of June 30, 2009 under our Supplemental Executive Retirement Plan (“Supplemental Plan”) and employment agreements with Dr. Blickle and Mr. Schinagel.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)(3)	Payments During Last Fiscal Year
Dinesh Paliwal	Supplemental Plan	23	$3,649,171	$0
Blake Augsburger	Supplemental Plan	7	263,309	0
Klaus Blickle	German Plan	1	246,535	0
Helmut Schinagel	Employment Agreement	5	628,908	0

(1)	As of June 30, 2009, Mr. Paliwal had two years of service with our company. Under his letter agreement, Mr. Paliwal was credited with 21 years of service under the Supplemental Plan upon joining our company, which was equal to his years of service at his previous employer. As a result of the additional credited years of service, the present value of Mr. Paliwal’s pension benefits at June 30, 2009 was increased by $2,121,325.
(2)	See Note 14, Retirement Benefits, to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2009, for information regarding the assumptions made in determining these values.
(3)	For each of Mr. Paliwal and Mr. Schinagel, the amounts payable will be reduced by benefits payable under pension or other retirement plans from previous employers.

Supplemental Executive Retirement Plan

The Supplemental Plan provides supplemental retirement, termination and death benefits to certain executive officers and key employees designated by the Board. Benefits under the Supplemental Plan payable upon termination or death are described below under the caption “Executive Compensation — Severance and Change in Control Benefits — Supplemental Executive Retirement Plan.” The Compensation and Option Committee administers the Supplemental Plan. Of the named executive officers, only Mr. Paliwal and Mr. Augsburger have been designated as participants. All Supplemental Plan benefits are subject to deductions for Social Security and federal, state and local taxes.

Retirement benefits are based on the average of the participant’s highest cash compensation (base salary and bonus) during any five consecutive years of employment by our company (“Average Cash Compensation”). Participants retiring at age 65 or older receive an annual retirement benefit equal to either (a) 3 1/3% of Average Cash Compensation per year of service up to a maximum of 50%, or (b) 2% of Average Cash Compensation per year of service up to a maximum of 30%, as designated by us. Mr. Paliwal has been designated as a participant entitled to receive an annual retirement benefit of up to 50% of Average Cash Compensation, and Mr. Augsburger has been designated as a participant entitled to receive an annual retirement benefit of up to 30% of Average Cash Compensation. Unless another form of payment is approved by the administrative committee for the Supplemental Plan, benefits are payable monthly in the form of a life annuity. If the participant dies after benefits have commenced but prior to receiving ten years of benefits, they are paid to the participant’s beneficiary for the remainder of that period.

Other Retirement Benefits

Mr. Schinagel is entitled to receive an annual pension benefit pursuant to his employment agreement with us equal to 12.5% of his average base salary during his time of service with our company. This benefit will be increased by 2.5% for each year Mr. Schinagel is employed by us beyond five years, up to a maximum of 30%. Mr. Schinagel is entitled to this pension benefit once he reaches age 60 and is no longer employed by us; provided, however, that if Mr. Schinagel is terminated for good cause as determined by the German Civil Code on or before October 2, 2011, he will not be entitled to any pension benefit from us. Mr. Schinagel’s annual pension benefit will be reduced by any other pension benefits he is entitled to from previous employers.

Dr. Blickle is entitled to receive an annual pension benefit pursuant to his employment agreement with us equal to EUR54,000. This benefit will be increased by EUR18,000 for each year Dr. Blickle is employed by us, up to a maximum of EUR36,000. Dr. Blickle is entitled to this pension benefit once he reaches age 60 and is no longer employed by us; provided, however, that if Dr. Blickle is terminated for good cause as determined by the German Civil Code on or before June 30, 2011, he will not be entitled to any pension benefit from us.

Nonqualified Deferred Compensation

Our Deferred Compensation Plan provides supplemental retirement benefits for executive officers designated by the Compensation and Option Committee. Prior to the beginning of each fiscal year, each plan participant may elect to defer up to 100% of his or her annual base salary and bonus on a pre-tax basis to a deferral account. These amounts are always fully vested and subject to a 10% penalty on any unscheduled withdrawals. We may decide to make contributions on a pre-tax basis to a plan participant’s account, subject to a vesting schedule. In the event of a change in control of our company, any unvested amounts vest immediately and we indemnify the plan participant for any expense incurred in enforcing his or her rights under the Deferred Compensation Plan.

Plan participants specify that portion of their accounts to be deemed invested in designated benchmark funds. This may be changed once in any calendar month by the plan participant. We credit earnings to the accounts based on the rate of return of the designated funds. For fiscal 2009, the designated funds produced returns ranging from (36.18)% to 9.09%. Upon retirement or termination of employment other than due to death, plan participants may receive their account balances in the form of a lump-sum payment or in annual installments. In the event of death prior to the commencement of benefits or during payment of installments, the balances in a plan participant’s vested accounts as of the date of death are payable to the plan participant’s beneficiaries.

None of our named executive officers made contributions to our Deferred Compensation Plan in fiscal 2009, and none of our named executive officers has made contributions to such plan in the past.

Severance and Change in Control Benefits

We provide benefits to each of the named executive officers in the event his employment is terminated. We provide these benefits through our Supplemental Plan, Key Executive Plan and employment and severance agreements we have entered into with some of the named executive officers.

Severance and Employment Agreements

We have entered into severance agreements with Messrs. Paliwal, Parker, Augsburger and Karch. The severance agreements provide that if, within six months prior to or two years following a change in control, as defined below, of our company, an executive officer is terminated without cause or under certain circumstances terminates his own employment, he is entitled to receive a severance payment. For Mr. Paliwal, the severance payment is equal to three times the sum of Mr. Paliwal’s highest annual base salary during any period prior to his termination plus his highest incentive pay during the three fiscal years preceding the change in control. For Mr. Parker, the severance payment is equal to two times the sum of Mr. Parker’s highest annual base salary during any period prior to his termination plus his highest incentive pay during the three fiscal years preceding the change in control. For each of Mr. Augsburger and Mr. Karch, the severance payment is equal to one and one-half time his highest base salary during any period prior to his termination.

Each of Mr. Paliwal and Mr. Parker is deemed to have been terminated without cause if he is terminated by us for any reason other than:

•	conviction of a felony; or

•	willful gross neglect or willful gross misconduct with respect to employment duties which results in material economic harm to us.

Each of the other named executive officers is deemed to have been terminated without cause if he is terminated by us for any reason other than:

•	conviction of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with us;

•	intentional wrongful damage to property of our company or of any subsidiary;

•	intentional wrongful disclosure of secret processes or confidential information of our company or of any subsidiary; or

•	intentional wrongful engagement in any competitive activity;

and any such act shall have been demonstrably and materially harmful to our company.

Each of the named executive officers is entitled to severance compensation if he terminates his employment within six months prior to or two years following a change in control under the following circumstances:

•	failure to maintain his office (or one substantially equivalent) with our company;

•	significant adverse change in authority, power, function, responsibilities or duties;

•	reduction in base salary and bonus;

•	termination or reduction in employee benefits;

•	a subsequent change in control of our company in which the successor company does not assume all of our duties and obligations under the severance agreement; or

•

relocation of his principal place of work of more than 50 miles or that requires him to travel away from his office 20% or more than was required in any of the three years immediately prior to the change in control.

In addition, each of Mr. Paliwal and Mr. Parker is entitled to severance compensation if he terminates his employment within six months prior to the change in control for good reason, which includes the following circumstances:

•	reduction in base salary and bonus;

•	as to Mr. Paliwal only, failure by our stockholders to elect or reelect him as a member of the Board;

•	diminution in any titles or a material diminution in duties or responsibilities; or

•	change in reporting relationship.

A change in control is defined as:

•

the acquisition by any person, entity or group of 25% or more of our voting stock, other than us or our subsidiaries or a company benefit plan, other than in a transaction that is not deemed a change in control as defined in the next bullet;

•	a reorganization, merger, consolidation, sale or other disposition of all or substantially all of our assets, or any other transaction having a similar effect unless:

•	the holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity;

•	no person, entity or group beneficially owns 25% or more of the combined voting power of the surviving entity;

•	a majority of the directors of the surviving entity were directors of our company prior to the transaction;

•	when a majority of our directors (a) have not been approved by two-thirds of our then directors or (b) were elected or appointed as a result of an actual or threatened election contest; or

•	approval by our stockholders of a complete liquidation or dissolution of our company.

Each of the severance agreements for Mr. Paliwal and Mr. Parker also provides that we will pay an additional amount for excise taxes, subject to a limitation based on the overall cost of the severance agreement, including any additional “gross-up” payment for excise taxes, if applicable. Additionally, each of these agreements provides that Mr. Paliwal and Mr. Parker shall not engage in any competitive activity, as defined in the agreement, without our written consent, during the term of such agreement and for a period of one year after his employment is terminated.

We have also entered into a letter agreement with Mr. Paliwal. The provisions of this agreement provide for severance compensation if he is terminated without cause, whether or not a change in control has occurred. Mr. Paliwal is entitled to receive a severance payment equal to (1) two times the sum of his annual base salary plus his target annual bonus at the time of his termination, (2) a pro rata annual bonus based on actual performance and the portion of the fiscal year he was employed, (3) any unpaid bonus for the fiscal year preceding the year of termination, and (4) accelerated vesting of a pro rata number of any unvested restricted shares of the restricted stock award, inducement stock award and stock option award he received upon joining our company.

Supplemental Executive Retirement Plan

Mr. Paliwal and Mr. Augsburger are eligible for benefits under the Supplemental Plan in the event of a change in control of our company or termination of employment under certain circumstances. Benefits payable under the Supplemental Plan are based on the average of the participant’s highest Average Cash Compensation during any five consecutive years of employment by our company.

A participant whose employment is terminated prior to age 65 with at least 15 years of service, and who is not otherwise entitled to retirement benefits under the Supplemental Plan, is entitled to an annual termination benefit equal to either (a) 30% of Average Cash Compensation, increased by 4% for each year of service over 15 years, up to a maximum of 50%, or (b) 15% of Average Cash Compensation, increased by 3% for each year of service over 15 years, up to a maximum of 30%, as designated by us. The termination benefit commences upon the later of termination of the participant’s employment, other than due to death, or the participant reaching age 55. Mr. Paliwal has been designated as a participant entitled to receive an annual termination benefit of up to 50% of Average Cash Compensation and Mr. Augsburger has been designated as a participant entitled to receive an annual termination benefit of up to 30% of Average Cash Compensation.

Additionally, if a participant’s employment is terminated for any reason other than death within three years after a change in control of our company, the participant vests with the maximum designated retirement benefit regardless of age or years of service and we indemnify the participant for any expense incurred in enforcing the participant’s rights in the retirement benefit under the Supplemental Plan. Under the Supplemental Plan, a change in control is defined in the same manner as under Mr. Paliwal’s severance agreement, as described above.

A pre-retirement death benefit equal to two or three times the highest annual cash compensation achieved by a participant during his or her employment with our company is paid to the beneficiaries of a participant who dies prior to the commencement of benefits under the Supplemental Plan. Mr. Paliwal has been designated as a participant entitled to receive a death benefit equal to three times his highest annual cash compensation, and Mr. Augsburger has been designated as a participant entitled to receive a death benefit equal to two times his highest annual cash compensation. The benefit is paid to the participant’s designated beneficiary in a single lump sum or, at the request of the beneficiary and with the consent of the administrative committee, the benefit may be paid in another form providing the actuarial equivalent of the lump-sum payment.

2008 Key Executive Officers Bonus Plan

In the event of a change in control of our company, each participant in the Key Executive Plan is entitled to the award amount for that fiscal year without pro ration or any other deduction, provided that he or she is employed by us at the time of the change in control or, if the plan participant is no longer employed by us, the participant’s employment is terminated after commencement of discussions that resulted in a change in control of our company but within 180 days prior to the change in control. Under this plan, a change in control is defined in the same manner as under Mr. Paliwal’s severance agreement, as described above.

Summary of Benefits

The following tables quantify potential compensation that would become payable to each of Mr. Paliwal, Mr. Parker, Mr. Augsburger, Dr. Blickle and Mr. Karch, under the agreements and our plans and policies discussed above if his employment had terminated on June 30, 2009, given his base salary as of that date and, if applicable, the closing price of our Common Stock on June 30, 2009.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in these tables. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive officer on the date of termination of employment and the price of our Common Stock when the termination event occurs.

For Mr. Schinagel and Mr. Sorota, a discussion follows these tables regarding the compensation actually received upon their resignation.

Dinesh Paliwal

	Cash Severance Payments($)		Tax Gross Up Payments($)	Acceleration of Equity Awards($)(1)	Pension Benefits($)(2)	Total($)
Voluntary Termination	$0		$0	$0	$3,649,171	$3,649,171
Termination With Cause	0		0	0	3,649,171	3,649,171
Termination Without Cause/Good Reason	5,816,250	(3)(4)	0	4,047,922	6,154,632	16,018,804
Death	191,250	(3)(4)	0	4,238,892	8,437,500	12,867,642
Disability	191,250	(3)	0	4,238,892	6,154,632	10,584,774
Retirement	0		0	0	3,649,171	3,649,171
Change in Control(5)	25,295,417	(6)*	0	4,340,732	6,154,632	35,790,781

*	The Special Bonus program was canceled in early fiscal 2010. Giving effect to the cancellation, the cash severance payable as a result of a change in control, including tax gross-up payments, currently is $8,437,500.
(1)	Under the terms of Mr. Paliwal’s agreements representing awards of stock options, restricted shares and restricted share units, a specified amount of unvested awards become vested upon a change in control, termination without cause or for good reason, and upon Mr. Paliwal’s death or disability, as such terms are defined in the award agreements. The amounts shown represent the value of the restricted shares and restricted share units on June 30, 2009, at $18.80 per share, the closing price of our Common Stock on that date. The exercise price for each of Mr. Paliwal’s unvested stock options was greater than the closing price of our Common Stock on June 30, 2009.
(2)	Includes death benefit and present value of accumulated retirement benefits, as applicable, that Mr. Paliwal would be entitled to under our Supplemental Plan.
(3)	Represents the amount payable under Mr. Paliwal’s letter agreement.
(4)	Based on our enterprise value on June 30, 2009, we have assumed that no Special Bonus would have been payable to Mr. Paliwal at the end of the five-year performance period.
(5)	To receive these benefits under his severance agreement, a qualifying termination of Mr. Paliwal’s employment must occur six months prior to or within two years following a change in control.

(6)	Represents amount payable under Mr. Paliwal’s severance agreement and a pro rata portion of the Special Bonus payable upon a change in control pursuant to his letter agreement. Also includes award for fiscal 2009 that Mr. Paliwal is entitled to under the Key Executive Plan upon a change in control of our company.

Herbert Parker

	Cash Severance Payments	Tax Gross Up Payments	Acceleration of Equity Awards(1)	Total
Voluntary Termination	$0	$0	$0	$0
Termination With Cause	0	0	0	0
Termination Without Cause/Good Reason	0	0	0	0
Death	0	0	0	0
Disability	0	0	0	0
Retirement	0	0	0	0
Change in Control(2)	1,083,300	0	484,420	1,567,720

(1)	Under the terms of Mr. Parker’s agreements representing awards of stock options, restricted shares and restricted share units, any unvested awards become vested upon a change in control, as defined in the award agreements. The amount shown represents the value of unvested restricted share units and unvested restricted shares on June 30, 2009, at $18.80 per share, the closing price of our Common Stock on that date. The exercise price for each of Mr. Parker’s unvested stock options was greater than the closing price of the Common Stock on June 30, 2009.
(2)	To receive these benefits under his severance agreement, a qualifying termination of Mr. Parker’s employment must occur six months prior to or within two years following a change in control.

Blake Augsburger

	Cash Severance Payments	Acceleration of Equity Awards		Pension Benefits(1)	Total
Voluntary Termination	$0	$0		$0	$0
Termination With Cause	0	0		0	0
Termination Without Cause/Good Reason	0	0		0	0
Death	0	0		1,457,708	1,457,708
Disability	0	0		0	0
Retirement	0	0		0	0
Change in Control(3)	637,500	233,383	(2)	1,128,470	1,999,353

(1)	Represents the death benefit that Mr. Augsburger is entitled to under our Supplemental Plan and the present value of accumulated retirement benefits, as applicable, that Mr. Augsburger would be entitled to under our Supplemental Plan due to accelerated vesting of his benefit.
(2)	Under the terms of Mr. Augsburger’s agreements representing awards of stock options and restricted share units, any unvested awards become vested upon a change in control, as defined in the award agreements. The amount shown represents the value of unvested restricted share units on June 30, 2009, at $18.80 per share, the closing price of our Common Stock on that date. The exercise price for each of Mr. Augsburger’s unvested stock options was greater than the closing price of the Common Stock on June 30, 2009.
(3)	To receive these benefits under his severance agreement, a qualifying termination of Mr. Augsburger’s employment must occur six months prior to or within two years following a change in control.

Klaus Blickle

	Cash Severance Payments(1)		Acceleration of Equity Awards		Pension Benefits(2)	Total
Voluntary Termination	$0		$0		$0	$0
Termination With Cause	0		0		0	0
Termination Without Cause/Good Reason	1,403,300	(3)	0		0	1,403,300
Death	0		0		701,650	701,650
Disability	0		0		0	0
Retirement	0		0		0	0
Change in Control	1,403,300	(3)	385,738	(4)	0	1,789,038

(1)	Dr. Blickle’s compensation is paid in Euros and has been translated into U.S. dollars at the exchange rate in effect on June 30, 2009.
(2)	Represents a lump-sum death benefit payable by us under Dr. Blickle’s employment agreement.
(3)	Includes salary payable to Dr. Blickle under his employment agreement through June 30, 2011, the earliest date his employment can be terminated by us without cause.
(4)	Under the terms of Dr. Blickle’s agreements representing awards of stock options and restricted share units, any unvested awards become vested upon a change in control, as defined in the award agreements. The amount shown represents the value of unvested restricted share units on June 30, 2009, at $18.80 per share, the closing price of our Common Stock on that date. The exercise price for each of Dr. Blickle’s unvested stock options was greater than the closing price of the Common Stock on June 30, 2009.

David Karch

	Cash Severance Payments	Acceleration of Equity Awards(1)	Total
Voluntary Termination	$0	$0	$0
Termination With Cause	0	0	0
Termination Without Cause/Good Reason	0	0	0
Death	0	0	0
Disability	0	0	0
Retirement	0	0	0
Change in Control(2)	567,750	239,850	807,600

(1)	Under the terms of Mr. Karch’s agreements representing awards of stock options, restricted share units and restricted shares, any unvested awards become vested upon a change in control, as defined in the award agreements. The amount shown represents the value of unvested restricted share units and unvested restricted shares on June 30, 2009, at $18.80 per share, the closing price of our Common Stock on that date. The exercise price for each of Mr. Karch’s unvested stock options was greater than the closing price of the Common Stock on June 30, 2009.
(2)	To receive these benefits under his severance agreement, a qualifying termination of Mr. Karch’s employment must occur six months prior to or within two years following a change in control.

Former Officers

Former Chief Technology Officer. Mr. Schinagel served as our Chief Technology Officer through January 12, 2009, when he went on garden leave. In connection with the change in his status, Mr. Schinagel will continue to receive his base salary and benefits until October 2, 2011 in accordance with the terms of his employment agreement with our company. As of June 30, 2009, the aggregate value of payments under his employment agreement is $2,052,326. Mr. Schinagel is also entitled to a death benefit equal to $7,016,500.

Mr. Schinagel’s compensation is paid in Euros and has been translated into U.S. dollars at the exchange rate in effect on June 30, 2009.

Former Head of Consumer Division. Mr. Sorota served as head of our Consumer Division through January 12, 2009. In connection with his resignation, we entered into a letter agreement with Mr. Sorota, dated January 12, 2009. Pursuant to the letter agreement, Mr. Sorota is entitled to a cash severance payment equal to $375,000, payable in two installments. We also agreed to pay the cost of Mr. Sorota’s COBRA health benefits for a period of up to 12 months following his resignation, which we estimate will cost $19,632.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policies Regarding Related Party Transactions

The Board has not adopted a formal written policy regarding a transaction or series of transactions involving our company and a related party. A related party is one of our executive officers, directors, a person owning more than 5% of any class of our securities, an entity in which any of such persons is employed or is a partner or principal, or an immediate family member of such a person. The Board may consider the desirability of adopting a formal written policy during fiscal 2010. However, given our history and past practice, the Board may decide that such action is unnecessary.

While the Board has not adopted a formal written policy, directors are typically made aware of any transaction or transactions involving our company and a related party. On an annual basis, we request that each of our directors and executive officers identify potential related party transactions involving the director or executive officer and his or her family. In addition, our Code of Business Conduct provides that employees are to avoid situations or activities where their personal interests are, or may appear to be, in competition with or in opposition to our interests.

Certain KKR and Other Relationships

Brian F. Carroll, one of our directors, is a member of KKR & Co. LLC, which serves as a general partner of KKR. Rajat K. Gupta, another of our directors, is also a paid advisor to KKR and a director of Goldman, Sachs & Co.

On October 22, 2007, we entered into an agreement terminating the merger agreement with companies formed by investment funds affiliated with KKR and GS Capital Partners VI Fund, L.P. and its related funds (“GSCP”), which are sponsored by Goldman, Sachs & Co. Under this termination agreement, we, KKR, affiliates of KKR and GSCP agreed to release each other from all claims and actions arising out of or related to the merger agreement and the related transactions. In connection with this termination agreement, we issued $400.0 million of our 1.25% Convertible Senior Notes due 2012, of which $342.8 million was either purchased by an affiliate of KKR or for which KKR has substantial economic benefit and risk, and $57.2 million was purchased by affiliates of GSCP. We also agreed to provide KKR registration rights with respect to the notes purchased in the transaction and our Common Stock into which the notes may be converted.

Further, in connection with the note purchase, KKR has the right to designate a nominee to the Board, for the Board’s consideration, which designee must be qualified and suitable to serve under all of our applicable policies and guidelines and other regulatory requirements, meet the independence requirements of the New York Stock Exchange and otherwise be acceptable to the Board in its good faith discretion. For so long as KKR continues to have ownership rights as to at least $200.0 million principal amount of the notes or until the occurrence of other specified events, KKR will have the right to select a successor designee in the event the designee ceases to serve on the Board, provided the membership requirements are met. Mr. Carroll was KKR’s nominee. Based upon the recommendation of the Nominating and Governance Committee, the Board appointed Mr. Carroll as a director to serve for a term expiring at the 2011 annual meeting of stockholders.

EQUITY COMPENSATION PLAN INFORMATION

As of June 30, 2009, the 1992 Incentive Plan and the Amended and Restated 2002 Stock Option and Incentive Plan were the only compensation plans under which securities of our company were authorized for issuance. These plans, including amendments thereto, were approved by our stockholders. The table provides information as of June 30, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under existing equity compensation plans(2)
Equity compensation plans approved by security holders	3,136,746	$61.02	3,231,699
Equity compensation plans not approved by security holders	0	—	0
Total	3,136,746	$61.02	3,231,699

(1)	Includes 507,364 restricted share units and restricted shares issued under the Amended and Restated 2002 Stock Option and Incentive Plan.
(2)	Represents 3,231,699 shares of Common Stock available for issuance under the Amended and Restated 2002 Stock Option and Incentive Plan. No further awards may be made under the 1992 Incentive Plan.

Including the awards granted through September 30, 2009, (1) 3,180,368 shares of Common Stock may be issued upon exercise of outstanding stock options, (2) our company’s outstanding stock options have a weighted-average exercise price of $55.42, and (3) 1,923,004 shares of Common Stock are available for issuance under the Amended and Restated 2002 Stock Option and Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of October 12, 2009, the beneficial ownership of shares of Common Stock for (a) all stockholders known by us to beneficially own more than 5% of the shares of Common Stock, (b) each of our current directors, (c) our named executive officers and (d) all of our directors and executive officers as a group. Unless otherwise noted, these persons have sole voting and investment power over the shares listed below. Some of the information in the table is based on information included in filings made by the beneficial owners with the SEC.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage(2)
Capital Research Global Investors(3)	6,986,900	10.07%
Capital World Investors(4)	5,042,000	7.26%
Pennant Capital Management, L.L.C.(5)	3,484,800	5.02%
The Growth Fund of America, Inc.(6)	4,078,900	5.88%
Dinesh C. Paliwal	173,092	*
Brian Carroll(7)	4,200	*
Harald Einsmann	7,800	*
Rajat Gupta	0	*
Ann McLaughlin Korologos	63,115	*
Edward Meyer	70,153	*
Kenneth Reiss	1,600	*
Hellene Runtagh	0	*
Gary Steel	4,100	*
Herbert Parker	79,745	*
Blake Augsburger	40,788	*
Klaus Blickle	16,495	*
David Karch	29,148	*
Helmut Schinagel	44,598	*
Richard Sorota	5,500	*
All directors and executive officers as a group (15 persons)	540,334	*

*	Less than 1%
(1)	As required by the rules of the SEC, the table includes shares of Common Stock that may be acquired pursuant to stock options exercisable within 60 days from October 12, 2009 as follows: Mr. Paliwal (104,250 shares), Mr. Carroll (4,200 shares), Dr. Einsmann (4,200 shares), Ms. Korologos (53,200 shares), Mr. Meyer (53,200 shares), Mr. Reiss (1,600 shares), Mr. Steel (1,600 shares), Mr. Parker (70,561 shares), Mr. Augsburger (38,396 shares), Dr. Blickle (16,495 shares), Mr. Karch (22,148 shares), Mr. Schinagel (44,598 shares), and all directors and executive officers as a group (414,448 shares). The table also includes shares of Common Stock held in the Retirement Savings Plan by all executive officers as a group (21,836 shares). The table does not reflect acquisitions or dispositions of shares of Common Stock, including grants or exercises of stock options, after October 12, 2009.
(2)	Based on 69,360,878 shares of Common Stock outstanding as of October 12, 2009.
(3)	Information with respect to Capital Research Global Investors (“CRGI”) is based on the Schedule 13G/A filed with the SEC on February 6, 2009 by CRGI. CRGI, a division of Capital Research and Management Company (“CRMC”), has sole dispositive power with respect to 6,986,900 shares of Common Stock and sole voting power with respect to 4,680,000 shares of Common Stock as of December 31, 2008. The address of CRGI is 333 South Hope Street, Los Angeles, California 90071.
(4)	Information with respect to Capital World Investors (“CWI”) is based on the Schedule 13G/A filed with the SEC on July 10, 2009 by CWI. CWI, a division of CRMC, has sole dispositive power with respect to 5,042,000 shares of Common Stock and sole voting power with respect to 3,270,000 shares of Common Stock as of December 31, 2008. The address of CWI is 333 South Hope Street, Los Angeles, California 90071.

(5)	Information with respect to Pennant Capital Management, L.L.C. (“Pennant”) is based on the Schedule 13G/A filed with the SEC on February 17, 2009 by Pennant. Pennant has shared dispositive power and shared voting power with respect to 3,484,800 shares of Common Stock as of December 31, 2008. Pennant shares this voting and dispositive power with Alan Fournier, its managing member. The address of Pennant is 26 Main Street, Suite 203, Chatham, New Jersey 07928.
(6)	Information with respect to The Growth Fund of America, Inc. (“Growth Fund”) is based on the Schedule 13G filed with the SEC on February 9, 2009 by Growth Fund. Growth Fund is advised by CRMC, and has sole dispositive power with respect to 0 shares of Common Stock and sole voting power with respect to 4,078,900 shares of Common Stock as of December 31, 2008. The address of CWI is 333 South Hope Street, Los Angeles, California 90071.
(7)	Mr. Carroll is a member of KKR which holds $342.8 million aggregate principal amount of Harman’s 1.25% Convertible Senior Notes due 2012 as described above under the caption “Certain Relationships and Related Transactions — Certain KKR and Other Relationships.” Mr. Carroll disclaims beneficial ownership of any Notes held by KKR.

INDEPENDENT AUDITOR

Selection

KPMG LLP served as our company’s independent auditor for fiscal 2009 and has been selected by the Audit Committee to serve as our independent auditor for fiscal 2010. Representatives of KPMG LLP will attend the Meeting, will have an opportunity to make a statement and will be available to respond to questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for fiscal 2009 and fiscal 2008, and fees billed for other services rendered by KPMG LLP.

	Fiscal 2009	Fiscal 2008
Audit fees(1)	$4,644,000	$3,266,000
Audit-related fees(2)	37,000	34,000
Tax fees(3)	257,000	589,000
All other fees(4)		267,000
Total	$4,938,000	$4,610,000

(1)	Audit fees consist principally of fees for the audit of our annual financial statements, including the audit of our internal controls over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q for those years and foreign statutory audits.
(2)	Audit-related fees consist principally of the audit of our retirement savings plan and pension schemes.
(3)	Tax fees consist principally of fees for tax compliance and preparation, tax advice and tax planning.
(4)	All other fees consist principally of fees for consulting on various accounting matters and the preparation and audit of foreign export and import documents.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to our company by the independent auditors (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for fiscal 2009 were pre-approved by the Audit Committee. The Audit Committee has pre-approved certain services that KPMG is to provide to our company in fiscal 2010, including quarterly review of financial statements, tax audits and tax advisory services and consultations on our compliance with Section 404 of the Sarbanes Oxley Act of 2002.

AUDIT COMMITTEE REPORT

The Audit Committee is currently composed of three directors who are neither officers nor employees of our company. All members of the Audit Committee are “independent” as that term is defined by the New York Stock Exchange listing standards. The committee operates under a written charter approved by the Board.

In connection with its review of the audited financial statements appearing in our Annual Report on Form 10-K for fiscal 2009, the Audit Committee:

•	discussed these financial statements with our company’s management and KPMG LLP, our independent auditors;

•

discussed with KPMG LLP those matters required to be discussed under Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380) and SAS No. 90 (Audit Committee Communications); and

•

received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2009, as filed with the SEC.

The Audit Committee has selected and engaged KPMG LLP as our independent auditor to audit and report to our stockholders on our financial statements for fiscal 2010.

This report is submitted by the members of the Audit Committee.

Members of the Audit Committee

Kenneth Reiss (Chair)

Dr. Harald Einsmann

Hellene S. Runtagh

The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with during fiscal 2009, except that: Ms. Korologos inadvertently filed one late Form 4 related to the exercise of a stock option on November 7, 2008; Mr. Paliwal inadvertently filed one late Form 4 related to the purchase of shares of Common Stock through his 401(k) plan on September 9, 2008; and Ms. Peter inadvertently filed one late Form 3 related to her appointment as chief accounting officer on November 17, 2008.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in our proxy materials for the 2010 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by us at 400 Atlantic Street, Suite 1500, Stamford, CT 06901 by July 2, 2010 and otherwise comply with all requirements of the SEC for stockholder proposals.

Our Bylaws provide that any stockholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to our company’s Secretary. To be timely, the notice must be delivered to the above address not less than 60 nor more than 90 days before the first anniversary of the date on which we first mailed our proxy materials for the immediately preceding annual meeting. Stockholder proposals for the 2010 Annual Meeting of Stockholders must be received not later than August 30, 2010. However, our Bylaws also provide that if an annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting, then stockholder proposals for that annual meeting must be received no later than the close of business on the tenth day following the day on which public announcement is first made of the date of the upcoming annual meeting. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the Bylaws. A copy of the Bylaws is available upon request from our company’s Secretary.

Our Bylaws provide that notice of a stockholder’s intent to make a nomination for director at the 2010 Annual Meeting of Stockholders must be received by the Secretary of our company 90 days in advance of the annual meeting. The notice must include certain information regarding the nominees as required by the Bylaws. Stockholders may also submit recommendations for director candidates to the Nominating and Governance Committee by following the procedures described above under the caption “The Board, Its Committees and Its Compensation — Stockholder Recommendations.”

OTHER MATTERS

The Board does not intend to present any other matter of business at the Meeting. However, if any other matter is properly presented at the Meeting, the shares represented by your proxy will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors,

Dinesh C. Paliwal

Chairman, Chief Executive Officer and President

Stamford, CT

October 27, 2009

Appendix A

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CATEGORICAL INDEPENDENCE STANDARDS FOR DIRECTORS

(AMENDED AND RESTATED AS OF AUGUST 16, 2005)

A director of the Company who satisfies each of the following criteria will be presumed to be an independent director of the Company:

•

he or she is not, nor has been within three years preceding the date of any determination, an employee of the Company, and none of his or her immediate family members is, or has been within three years preceding the date of any determination, an executive officer of the Company;

•

he or she has not received, and none of his or her immediate family members has received, during any twelve-month period within the three years preceding the date of any determination, more than $100,000 in direct compensation from the Company, excluding (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (b) compensation received by a director for former service as an Interim Chairman or CEO or other executive officer of the Company and, (c) compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company;

•	he or she is not a current partner or employee, and none of his or her immediate family members is a current partner, of a firm that is the Company’s internal or external auditor;

•

he or she does not have an immediate family member who is a current employee of a firm that is the Company’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

•

he or she was not, and none of his or her immediate family members was, within the three years preceding the date of any determination (but is no longer) a partner or employee of a firm that is the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•

he or she is not nor has been, and none of his or her immediate family members is or has been, within the three years preceding the date of any determination, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; and

•

he or she is not a current employee, and none of his or her immediate family members is a current executive officer, of a company (other than a tax exempt organization) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the three fiscal years preceding the date of any determination, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

As used in these Standards, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

As used in these Standards, an “executive officer” means the Company’s president, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer or individual who performs policy-making functions for the Company.

A-1

In making a determination regarding a director’s independence, the Board of Directors of the Company will endeavor to ascertain all relevant facts and circumstances, and will consider all relevant facts and circumstances that become known to the Board, including the director’s banking, consulting, legal, accounting, other professional, commercial, industrial, tax exempt and familial relationships. Each member of the Company’s Board of Directors shall, in good faith, disclose to the Board all facts and circumstances he or she reasonably believes necessary or appropriate in order to permit the Board to make a determination regarding whether the director meets the criteria set forth in these Standards.

In making a determination regarding a director’s independence, any interest or relationship of a director of a type described in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission that is not required to be disclosed pursuant to Item 404 shall be presumed not to be inconsistent with the independence of such director, except to the extent otherwise expressly provided with respect to a particular interest or relationship in the rules established by the New York Stock Exchange.

A-2

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

INTERNET http://www.proxyvoting.com/har Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
OR
VOTE BY MAIL Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

58710

▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES SET FORTH IN PROPOSAL NO. 1.	Please mark your votes as indicated in this example	☒

1. PROPOSAL FOR ELECTION OF DIRECTOR NOMINEES:	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
01 Dinesh C. Paliwal 02 Edward H. Meyer 03 Gary G. Steel	☐	☐	☐	Using blue or black ink, please mark, sign, date and promptly return this proxy card in the enclosed envelope. In the case of a corporation, partnership or other legal entity, the full name of the organization should be used and the signature should be that of a duly authorized officer, partner or other person.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Meeting: December 8, 2009

at 11:00 a.m. EST

Location:	Harman International Industries, Incorporated 400 Atlantic Street 15th Floor Stamford, CT 06901

For directions, please call Investor Relations at (203) 328-3504, or go to:

http://www.harman.com/investorinformation

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be held on December 8, 2009. The Notice and Proxy Statement, Annual Report and Form 10-K are available at https://materials.proxyvote.com/413086.

▼ FOLD AND DETACH HERE ▼

PROXY

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

Annual Meeting of Stockholders – December 8, 2009

The undersigned hereby appoints each of Herbert K. Parker and Todd A. Suko, with the power to appoint his substitute, as proxy and authorizes each to represent and vote all the shares of Common Stock of Harman International Industries, Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on December 8, 2009 and at any adjournment thereof, as specified on the reverse side hereof and in the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated October 27, 2009.

When properly executed, this proxy will be voted as specified on the reverse side hereof or, if not specified, will be voted FOR each of the director nominees set forth in the proposal for the election of directors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 58710